Form 10KSB40, Exhibit 13
period 1999-09-30
PFSB BANCORP INC
filed 1999-12-28
CIK 1075118

                                                                      Exhibit 13

                              1999 Annual Report

                              PFSB BANCORP, INC.

PFSB Bancorp, Inc.

1999 ANNUAL REPORT






TABLE OF CONTENTS
Report to Stockholders.................................................................   1
Business of the Corporation............................................................   2
Common Stock Information...............................................................   2
Selected Consolidated Financial Information............................................   3
Management's Discussion and Analysis of Financial Condition and Results of Operations..   6
Independent Auditors' Report...........................................................  14
Consolidated Statements of Financial Condition.........................................  15
Consolidated Statements of Stockholders' Equity........................................  16
Consolidated Statements of Income......................................................  17
Consolidated Statements of Cash Flows..................................................  18
Notes to Consolidated Financial Statements.............................................  20
Directors and Officers.................................................................  37
Corporate Information..................................................................  37
Stockholders' Information..............................................................  38

                        [PFSB BANCORP, INC. LETTERHEAD]

                            REPORT TO STOCKHOLDERS



President's Message
To Our Stockholders:

On behalf of the Board of Directors, officers and employees of PFSB Bancorp, Inc. and its wholly owned subsidiary, Palmyra Savings, it is my privilege to present to you the "first" annual report following our conversion to a public company after having operated as a mutual institution for 112 years.

Rather than repeat to you the numbers shown on the following pages, I will try to give you more of an insight into our history, our appreciation for your support and some of our intentions for the future. We believe you expect personal contact and service from personnel that truly take an interest in your needs. At the same time, we find it necessary to invest in modern equipment to fulfill the needs of customers that have limited time. We will strive to balance these needs.

We would like to express our sincerest thanks to our customers, friends and associates who invested in the Company during our conversion. Your Board of Directors, the officers and staff will endeavor to protect and reward your investment.

We intend to continue with our primary business of serving the residential real estate market and the savings needs of the people in our communities. Further, in attempting to increase shareholder value, we intend to cautiously pursue the initiation of other services to generate more interest and fee income. As stated in our prospectus, we are in the process of constructing a new branch office facility in Kahoka, Missouri, that will allow us to provide more convenient access, drive-up ATM services, as well as safe deposit boxes.

We believe we have prepared ourselves as well as can be for the Year 2000. Even though we do not expect any major problems, we have backup plans in place. I truly believe the safest course of action for our depositors is to remain calm and leave your deposits with Palmyra Savings.

All of us at PFSB Bancorp, Inc. appreciate your support and look forward to a long-lasting and profitable relationship.

Sincerely,


/s/ Eldon R. Mette
--------------------------
Eldon R. Mette
President and Chief Executive Officer

BUSINESS OF THE CORPORATION

PFSB Bancorp, Inc. (the "Company"), a Missouri corporation, was organized in November 1998 for the purpose of becoming the holding company for Palmyra Savings (formerly Palmyra Saving and Building Association, F.A.) (the "Bank") upon the conversion of the Bank from a federal mutual savings association to a federal stock savings bank. The conversion was completed on March 31, 1999. The Company is not engaged in any significant business activity other than holding the stock of the Bank. Accordingly, the information set forth in this report, including financial statements and related data, applies primarily to the Bank.

The Bank is a federal stock association, originally organized in 1887 and is regulated by the Office of Thrift Supervision ("OTS"). Its deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Company ("FDIC"). The Bank also is a member of the Federal Home Loan Bank ("FHLB") System.

The Bank's business strategy is to operate as a traditional, community-oriented savings association dedicated to financing home ownership and providing quality customer service. The Bank operates out of three offices in northeast Missouri which are located in the towns of Palmyra (Marion County), Canton (Lewis County) and Kahoka (Clark County). It considers Marion, Lewis and Clark Counties as its primary market area for making loans and attracting deposits. The Bank's principal business is attracting deposits from the general public and using those funds to originate residential mortgage loans. It also purchases participation interests in residential, multi-family and commercial real estate loans, generally secured by properties located outside of its primary market area.

COMMON STOCK INFORMATION

The Company's common stock is traded on the OTC Bulletin Board under the symbol "PFSI". As of September 30, 1999, there were 559,000 shares of common stock outstanding (including unreleased Employee Stock Ownership Plan ("ESOP") shares of 42,484) and 348 stockholders, excluding persons or entities who hold stock in nominee or "street name". Dividend payments by the Company are dependent primarily on dividends received by the Company from the Bank. Under federal regulations, the dollar amount of dividends the Bank may pay is dependent upon its capital position and recent net income. Generally, if the Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to the stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in the conversion in accordance with the OTS regulations. See Note M of the Consolidated Financial Statements.

The table below shows the high and low bid range of the Company's common stock and dividends paid for the year ended September 30, 1999. This information was provided by U.S. Bancorp Piper Jaffray. OTC Bulletin Board quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                                          Fiscal 1999
                                                                               High            Low         Dividends
                                                                            -----------------------------------------


First Quarter                                                                  N/A             N/A            N/A
Second Quarter                                                                 N/A             N/A            N/A
Third Quarter                                                                $11.4375        $8.5000          ---
Fourth Quarter                                                               $10.5000        $9.7500          ---

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth certain information concerning the consolidated financial position and results of operations of the Company at and for the dates indicated. Since the Company had not commenced operations prior to the mutual-to-stock conversion of the Bank in March 1999 the financial information presented for the periods prior to 1999 is that of the Bank only. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

                                                                                    At September 30,
                                                                        --------------------------------------

                                                                      1999         1998         1997        1996
                                                                      ----         ----         ----        ----
                                                                                (Dollars in Thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets                                                        $66,445      $59,476      $58,433     $57,223
Cash and cash equivalents                                             2,340        2,268        2,146       1,732
Investment securities available-for-sale                              9,816        7,087        8,509       6,245
Investment securities held-to-maturity                                7,484        5,589        5,093       7,198
Mortgage-backed securities held-to-maturity                           3,650        2,584        2,828       3,280
Loans receivable, net                                                41,385       40,513       38,394      37,259
Deposits                                                             53,139       52,724       51,412      51,391
FHLB advances                                                         2,500          500        1,000         200
Total equity, substantially restricted                               10,645        6,048        5,715       5,302


                                                                                           Year Ended September 30,
                                                                                   ---------------------------------------

                                                                                 1999         1998         1997          1996
                                                                                 ----         ----         ----          ----
                                                                                           (Dollars in Thousands,
                                                                                          Except Per Share Amounts)

SELECTED OPERATING DATA:

Interest income                                                                 $4,292       $4,164       $4,133       $3,982
Interest expense                                                                 2,665        2,685        2,626        2,598
                                                                                ------       ------       ------       ------
     Net interest income                                                         1,627        1,479        1,507        1,384

Provision for loan losses                                                          ---           25           21           87
                                                                                ------       ------       ------       ------
     Net interest income after provision for loan losses                         1,627        1,454        1,486        1,297

Noninterest income                                                                 145           75           63           85
Noninterest expense                                                              1,309        1,104        1,035        1,368
                                                                                ------       ------       ------       ------

     Income before income taxes                                                    463          425          514           14

Income tax expense (benefit)                                                       163          149          182           (8)
                                                                                ------       ------       ------       ------

     Net income                                                                 $  300       $  276       $  332       $   22
                                                                                ======       ======       ======       ======

Basic income per share                                                           $0.58            *            *            *
                                                                                ======

                                                                                      At or For the Year Ended September 30,
                                                                                 -------------------------------------------------
                                                                                  1999           1998          1997          1996
                                                                                  ----           ----          ----          ----

KEY OPERATING RATIOS:

Performance Ratios:
Return on average assets (net income divided by average assets)                  0.47%          0.47%         0.57%          0.04%
Return on average equity (net income divided by average equity)                  3.48           4.64          6.49           0.41
Interest rate spread (difference between average yield on interest-
 earning assets and average cost of interest-bearing liabilities)                2.09           2.24          2.34           2.18
Net interest margin (net interest income as a percentage of average
 interest-earning assets)                                                        2.66           2.62          2.70           2.54
Noninterest expense as a percent of average total assets                         2.07           1.88          1.79           2.43
Average interest-earning assets to average
 Interest-bearing liabilities                                                  112.91         107.87        107.66         107.62

Asset Quality Ratios:
Nonperforming loans as a percent of loan receivable, net(1)                      0.33           0.54          0.47           2.39
Nonperforming assets as a percent of total assets(2)                             0.21           0.37          0.31           1.56
Allowance for loan losses as a percent of gross loans                            0.66           0.68          0.64           0.62
 receivable
Allowance for loan losses as a percent of nonperforming loans                  203.75         127.82        140.82          26.32
Net charge-offs as a percent of average outstanding loans                         --            --            --             --

Capital Ratios:
Tangible                                                                        12.56          10.13          9.82           9.43
Core                                                                            12.56          10.13          9.82           9.43
Risk-based                                                                      28.11          22.30         22.25          21.46
Average equity as a percent of average assets                                   13.62          10.12          9.66           9.65


                                                                                                  At September 30,
                                                                                ---------------------------------------------------
                                                                                  1999           1998          1997           1996
                                                                                  ----           ----          ----           ----
OTHER DATA:
Number of:
  Mortgage loans outstanding                                                     1,191          1,221         1,244          1,295
  Deposit accounts                                                               7,674          7,761         7,678          7,716
  Full-service offices                                                               3              3             3              3

* Operating as a mutual institution
_______________
(1)  Nonperforming loans consist of loans accounted for on a nonaccrual basis
(2)  Nonperforming assets consist of nonaccrual loans.

SELECTED QUARTERLY FINANCIAL DATA

The following table provides a summary of operations by quarter for the year ended September 30, 1999. The Company commenced operations in March 31, 1999 with the mutual-to-stock conversion of the Bank.

                                                                                         Fiscal 1999 Quarter Ended
                                                                            ------------------------------------------------
                                                                               September 30       June 30        March 31
                                                                            ------------------------------------------------
                                                                              (Dollars in Thousands, Except Per Share Data)

Interest income                                                                  $1,101            $1,111           $1,046
Interest expense                                                                    655               649              667
                                                                                 ------            ------           ------
Net interest income                                                                 446               462              379
Provision for loan losses                                                           ---               ---              ---
                                                                                 ------            ------           ------
Net interest income after provision
 for loan losses                                                                    446               462              379
Noninterest income                                                                   35                10               35
Noninterest expense                                                                 369               329              313
                                                                                 ------            ------           ------
Income before income taxes                                                          112               143              101
Income taxes                                                                         41                46               38
                                                                                 ------            ------           ------
   Net income                                                                    $   71            $   97           $   63
                                                                                 ======            ======           ======

   Basic income per share                                                         $0.14             $0.19            $0.12
                                                                                 ======            ======           ======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Forward Looking Statements
--------------------------

This report contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather they are statements based on the current expectations of the Company regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects", "believes", "anticipates", "intends" and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company's ability to remedy any computer malfunctions that may result from the advent of the year 2000; and, other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.

General
-------

The Company is a Missouri corporation that was organized for the purpose of becoming the holding company for the Bank upon the Bank's conversion from a federal mutual savings association to a federal stock savings bank. The Bank's conversion was completed on March 31, 1999. The Bank's business consists principally of attracting retail deposits from the general public and using these funds to originate and purchase residential mortgage loans generally located in Missouri.

The Company's operating results depend primarily on its net interest income, which is the difference between the income it receives from its loans and investments, and the interest paid on deposits and borrowings. Noninterest income and expenses also affect the Company's operating results. Noninterest income would include such items as loan service fees, service charges and other fees. Noninterest expense would include such items as salaries and benefits, occupancy costs, data processing expenses and other expenses.

The discussion and analysis included herein covers material changes in results of operations during the three month and twelve month periods ended September 30, 1999 and 1998, as well as those material changes in liquidity and capital resources that have occurred since September 30, 1998.

Operating Strategy
------------------

The business of the Company consists principally of attracting retail deposits from the general public and using these funds to originate and purchase mortgage loans secured by one- to four-family residences generally located in Missouri. To a lesser extent, the Company also originates and purchases multi-family loans and originates commercial real estate loans, land loans, residential construction loans and loans secured by savings accounts. The Company funds its assets primarily with retail deposits, although it occasionally uses advances from the Federal Home Loan Bank of Des Moines as a supplemental source of funds.

Operating results are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of interest-bearing liabilities, consisting primarily of deposits. Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as financial institutions and the attendant actions of the regulatory authorities.

The Company's business strategy is to operate as a conservative, well-capitalized, profitable community-oriented financial institution dedicated to financing home ownership and providing quality customer service. To supplement loan demand in its primary market area, the Company purchases participation interests in one- to four-family mortgage loans, primarily non-owner-occupied duplex properties, multi-family loans and commercial real estate loans generally secured by properties located in Missouri. The Company believes that it has successfully implemented its strategy by (i) maintaining strong capital levels,
(ii) maintaining effective control over operating expenses to attempt to achieve profitability under differing interest rate scenarios, (iii) limiting interest rate risk, (iv) emphasizing local loan originations and (v) emphasizing high-quality customer service with a competitive fee structure.

Interest Rate Risk Management
-----------------------------

In order to reduce the impact on the Company's net interest earnings due to changes in interest rates, the Company's strategy on interest rate sensitivity risk is to manage the exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture where annual net interest earnings and the market value of portfolio equity are not significantly impacted by unexpected changes in interest rates.

Interest Rate Sensitivity of Net Portfolio Value
------------------------------------------------

The Company manages its interest rate risk by measuring the effect of interest rate changes on the market value of assets and liabilities and the resulting changes in the market value of portfolio stockholders' equity. The following table illustrates the percent of change in market value of stockholders' equity given various changes in interest rates.



                    Basis Point ("bp")                                     Net Portfolio Value
                     Change in Rates                 $ Amount                   $ Change                   % Change
                    ------------------               --------              -------------------             --------

                          +300 bp                     $7,590                    $(1,432)                     (16)%
                          +200 bp                      8,070                       (952)                     (11)
                          +100 bp                      8,550                       (472)                      (5)
                             0 bp                      9,022                        ---                      ---
                          -100 bp                      9,326                        304                        3
                          -200 bp                      9,382                        360                        4
                          -300 bp                      9,480                        458                        5

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Therefore, the data presented in the table should not be relied upon as indicative of actual results.

Comparison of Financial Condition at September 30, 1999 and 1998
----------------------------------------------------------------

Total assets increased $7.0 million or 11.7% to $66.4 million in 1999 primarily due to the stock conversion which was completed March 31, 1999, resulting in net proceeds to the Company of $5.0 million and an increase in outstanding

FHLB advances of $2.0 million. Investment securities increased $4.6 million, mortgage-backed securities increased $1.1 million, and loans receivable increased $872,000. Deposits increased by $415,000 and FHLB advances increased $2.0 million during the period.

Comparison of Operating Results for the Years Ended September 30, 1999 and 1998
-------------------------------------------------------------------------------

Net income. Net income for 1999 increased $24,000 or 8.7% to $300,000 compared to $276,000 for 1998. The small increase in net income was due primarily to an increase in noninterest expense of $205,000 or 18.5% from $1.1 million for 1998 and $1.3 million for 1999. The increase in noninterest expense was partially offset by an increase in net interest income of $173,000 or 11.9% and an increase in noninterest income of $70,000.

Net interest income. Interest income increased $128,000 for 1999 as compared to the prior year. Interest expense decreased $20,000 during the same period providing an increase in net interest income of $148,000. The increase in interest income was due to the increase in interest-earning assets, which can be attributed primarily to the stock conversion which was completed March 31, 1999, resulting in net proceeds to the Company of $5.0 million as well as a $2.0 million increase in outstanding FHLB advances. The benefits of this increase in interest earning assets was partially offset by a decrease in investment yield from 6.2% to 6.0% and a decrease in loan yield from 7.9% to 7.6% from 1999 compared to 1998. For the same period, the cost of deposits decreased from 5.1% to 4.9%.

Provision for Loan Losses. The provision for loan losses was $-0- in 1999 compared to $25,000 in 1998. The provision decreased primarily because management believes the overall allowance is adequate to meet any potential losses in the loan portfolio. There were no loan losses or recoveries in 1999, 1998 or 1997. The allowance for loan losses was $280,000 at September 30, 1999 and 1998. Management deemed the allowance adequate at both dates.

Noninterest income. Total noninterest income increased $70,000 to $144,545 for 1999, primarily due to a $44,000 gain on sale of the Kahoka, Missouri facility. Gains from calls and maturities of investment securities were $14,000, for 1999 compared to a loss of $2,000 for 1998.

Noninterest expense. Total noninterest expense increased $205,000 for the period. Of the increase, $107,000 was due to increased employee costs including the addition of an ESOP and the addition of three full time employees, $22,000 was increased printing and office supply costs, $9,000 was due to increased depreciation expense on additional equipment, $7,000 was due to increased occupancy costs, $7,000 was due to increased advertising costs, and $20,000 was due to increased professional fees. The remaining difference can be attributed to overall rising costs.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1997
-------------------------------------------------------------------------------

Net Income.  Net income was $276,000 in 1998 compared to $332,000 in 1997.
Lower net interest income after provision for loan losses and higher noninterest expense in 1998 compared to 1997 were the primary reasons for the decline in net income.

Net Interest Income. Net interest income was unchanged at $1.5 million for both years. Total interest income increased from $4.1 million in 1997 to $4.2 million in 1998 primarily as a result of a higher average balance of loans, which offset lower average balances of investments and mortgage-backed securities caused by repayments and maturities. Total interest expense increased from $2.6 million in 1997 to $2.7 million in 1998 primarily as a result of higher average deposit balances. Interest expense on Federal Home Loan Bank of Des Moines advances was $15,000 in 1998 compared to $6,000 in 1997, primarily as a result of higher average rates paid on advances.

Provision for Loan Losses. The provision for loan losses was $25,000 in 1998 compared to $21,000 in 1997. The provision was increased primarily because of the increased risk of loss associated with the growth in the loan portfolio. There were no charge-offs or recoveries in either 1998 or 1997. The allowance for loan losses was $280,000 at September 30, 1998 and $255,000 at September 30, 1997. Management deemed the allowance adequate at both dates.

Noninterest Income. Noninterest income increased from $63,000 in 1997 to $75,000 in 1998. Service charges and other fees increased primarily as a result of higher numbers of loans outstanding and deposit accounts. Other noninterest income, which decreased from $17,000 in 1997 to $11,000 in 1998, consists primarily of miscellaneous operating income, commissions on credit life insurance policies that Bank's service corporation sells to Bank's borrowers, and safe deposit box rental fees. Other noninterest income decreased primarily as a result of the absence of $5,000 of dividend income in 1998 from Bank's former data processing provider. The data processing provider, a business cooperative of which the Bank was a member, was sold to another company in 1997.

Noninterest Expense. Noninterest expense increased from $1.0 million in 1997 to $1.1 million in 1998. Employee salaries and benefits increased as a result of a part-time employee converting to full-time status and the hiring of three new employees. Occupancy costs increased primarily as a result of higher depreciation expense associated with new computer equipment. Advertising expense increased due to increased advertising to promote savings growth. Data processing expenses increased as a result of the purchase of teller station software that is charged based on the number of teller stations rather than as a flat fee. Federal deposit insurance premiums decreased due to the lower premium rates implemented after the recapitalization of the SAIF in 1996. Other noninterest expense consists primarily of fees paid to directors, OTS assessment fees, professional fees, stationary and printing expenses, insurance cost, telephone and postage and other miscellaneous items. The increase in other noninterest expenses between 1998 and 1997 is primarily the result of normal inflationary increases. In addition, other noninterest expenses in 1997 included a $19,000 expense associated with obsolete architectural plans for a new Kahoka branch office building. These plans were several years old and Bank decided in 1997 that these plans would never be used. This expense was absent in 1998.

Income Taxes. Income taxes decreased between 1997 and 1998 as a result of lower income before income taxes in 1998.

Yields Earned and Rates Paid
----------------------------

The earnings of the Company depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative size of the Company's interest-earning assets and interest-bearing liability portfolios.

The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spreads, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities.

                                                                        Year Ended September 30,
                                          ----------------------------------------------------------------------------------------
                                                           1999                                             1998
                                          -----------------------------------------       ----------------------------------------

                                                            Interest                                         Interest
                                              Average          and        Yield/              Average           And        Yield/
                                             Balance(1)     Dividends      Cost              Balance(1)      Dividends      Cost
                                          ----------------  ----------  -----------       ----------------  ------------  ---------
                                                                           (Dollars in Thousands)
Interest-earning assets(2):
  Loans receivable, net                         $40,650         $3,083        7.59%             $39,233           $3,084      7.86%
  Investment securities                          14,407            865        6.00               12,544              780      6.22
  Mortgage-backed securities                      3,079            209        6.77                2,804              194      6.91
  FHLB stock                                        383             24        6.33                  431               29      6.82
  Interest-bearing deposits                       2,754            111        4.04                1,495               77      5.14
                                                -------         ------                          -------           ------
    Total interest-earning assets                61,273          4,292        7.00               56,507            4,164      7.37

Noninterest-earning assets                        1,945                                           2,185
                                                -------                                         -------

    Total average assets                        $63,218                                         $58,692
                                                =======                                         =======

Interest-bearing liabilities:
  Savings accounts                              $12,068            371        3.07              $11,271              329      2.92
  Certificates of deposit                        41,778          2,276        5.45               40,844            2,341      5.73
                                                -------         ------                          -------           ------
    Total average deposits                       53,846          2,647        4.92               52,115            2,670      5.12
  FHLB advances                                     423             18        4.33                  269               15      5.70
                                                -------         ------                          -------           ------
    Total interest-bearing liabilities           54,269          2,665        4.91               52,384            2,685      5.13
                                                                ------                                            ------

Noninterest-bearing liabilities                     340                                             366
                                                -------                                         -------

    Total average liabilities                    54,609                                          52,750

Average total equity                              8,609                                           5,942
                                                -------                                         -------

    Total liabilities and equity                $63,218                                         $58,692
                                                =======                                         =======

Net interest income                                             $1,627                                            $1,479
                                                                ======                                            ======

Interest rate spread                                                          2.09%                                           2.24%
                                                                              ====                                            ====

Net interest margin                                                           2.66%                                           2.62%
                                                                              ====                                            ====

Ratio of average interest-earning assets
  to average interest-bearing                    112.91%                                         107.87%
   liabilities                                  =======                                         =======

_______________
(1) Average balances for a period are calculated using the average month-end balance during each period.
(2) Interest-earning assets include non-accrual loans and loans 90 days or more past due.

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (iii) effects attributable to changes in rate/volume/changes in rate multiplied by changes in volume); and, (iv) to the net change.

                                                                          Years Ended September 30,
                                       -------------------------------------------------------------------------------------------

                                                  1999 Compared to 1998                             1998 Compared to 1997
                                               Increase (Decrease) Due to                        Increase (Decrease) Due to
                                       ----------------------------------------        -------------------------------------------
                                                             Rate/                                                Rate/
                                       Rate       Volume    Volume         Net         Rate         Volume       Volume       Net
                                       ----       ------    ------        -----        ----         ------       ------      -----
                                                                              (Dollars in Thousands)

Interest-earning assets:
  Loans receivable, net               $(108)       $111     $ (4)        $ (1)        $(14)          $135        $ (1)       $120
  Investment securities                 (27)        116       (4)          85          (18)           (47)          1         (64)
  Mortgage-backed securities             (5)         19      ---           14           (9)           (18)          1         (26)
  FHLB stock                             (2)         (3)     ---           (5)          (2)            (3)        ---          (5)
  Interest-earning deposits             (17)         65      (14)          34            4              2         ---           6
                                      -----        ----     ----         ----         ----           ----        ----        ----


    Total net change in incomes
      on interest-earning assets       (159)        308      (22)         127          (39)            69           1          31

Interest-bearing liabilities:
  Savings accounts                       17          23        1           41           (1)           (12)        ---         (36)
  Certificates of deposit              (116)         53       (2)         (65)          15             48         ---          63
                                      -----        ----     ----         ----         ----           ----        ----        ----
    Total average deposits              (99)         76       (1)         (24)          14             36         ---          50
  FHLB advances                          (4)          9       (2)           3            1              7           1           9
                                      -----        ----     ----         ----         ----           ----        ----        ----
    Total net change in expense
      on interest-bearing
      liabilities                      (103)         85       (3)         (21)          15             43           1          59
                                      -----        ----     ----         ----         ----           ----        ----        ----
Net change in net interest income     $ (56)       $223     $(19)        $148         $(54)          $ 26         ---        $(28)
                                      =====        ====     ====         ====         ====           ====        ====        ====

                                     -11-

Liquidity and Capital Resources
-------------------------------

The Company's primary sources of funds are maturities and prepayments of investment securities, customer deposits, proceeds from principal and interest payments on loans and FHLB. While investment securities maturities and scheduled amortization of loans are a predictable source of funds, deposit flows, investment securities prepayments and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At September 30, 1999, cash and interest-bearing deposits totaled $2.3 million, or 3.52% of total assets and investment securities classified as available-for-sale totaled $9.8 million. At September 30, 1999, the Company had outstanding advances of $2.5 million under an available credit line of $19.1 million with the FHLB.

Office of Thrift Supervision regulations require savings institutions to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4.0% of the average daily balance of its net withdrawals, deposits and short-term borrowings. The Company's actual liquidity ratio at September 30, 1999, was 19.41%.

Liquid funds necessary for normal daily operations are maintained with the FHLB. Excess funds over balances required to cover bank charges for services are transferred to time deposit accounts at the FHLB. At September 30, 1999, the Company and its subsidiaries held $1.4 million in excess funds in time deposit accounts at the FHLB.

The Company uses its sources of funds primarily to fund loan commitments and to pay deposits withdrawals. At September 30, 1999, the Company had commitments to originate loans aggregating approximately $1.5 million. As of September 30, 1999, certificates of deposit amounted to $41.3 million or 77.8% of total deposits, including $23.9 million, which are scheduled to mature in less than one year. Historically, the Company has been able to retain a significant amount of its deposits as they mature. The Company believes it has adequate resources to fund all loan commitments through deposit growth by adjusting the offering rates of certificates to retain deposits in changing interest rate environments or, if necessary, through FHLB advances.

Net cash provided by operating activities for the Company during the year ended September 30, 1999, was $162,000. Net income of $300,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $7.0 million. The largest component of cash used in investing activities was the purchase of investment and mortgage-backed securities. Net cash provided by financing activities was $7.0 million. The largest component of cash provided by financing activities was proceeds from the sale of common stock.

The Company is not subject to any regulatory capital requirements. The Bank is subject to certain capital requirements imposed by the OTS. The Bank satisfied these requirements at September 30, 1999. See Note J of the Consolidated Financial Statements.

Effect of Inflation and Changing Prices
---------------------------------------

The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Year 2000
---------

The Company is a user of computers, computer software and equipment utilizing embedded microprocessors that may be affected by the Year 2000 issue. The Year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the Year 2000 as 1900, or not at all. This inability to recognize or properly treat the Year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing. This possibility poses several potential risks to the Company.

The Company is dependent on a third-party data processing center to process customers' banking transactions. Failure of one or more of the data processing centers computers systems could result in the Company's inability to properly process customer transactions. This possibility could result in the loss of customers to other financial institutions, resulting in a loss of revenue.

Concern on the part of depositors that Year 2000 issues could impair access to their deposit account balances following the Year 2000 date change could result in larger than normal deposit outflows prior to December 31, 1999. These possible outflows could result in liquidity shortages for the Company, which could cause loss of customer confidence. This possibility could also result in the loss of customers to other financial institutions, resulting in a loss of revenue.

Since it is not possible to predict the extent and longevity of such potential problems, management believes it is also not possible to estimate the potential lost revenue due to Year 2000 issues.

The Company has developed and is implementing a comprehensive plan to insure that all information and non-information technology assets are Year 2000 compliant. A complete inventory of all technology assets and a review of all third-party vendors and service providers were made to identify systems which posed potential Year 2000 problems. Having identified these internal and external components, the Company has replaced some of its computer hardware with Year 2000-compliant equipment. The Company has requested third-party providers to insure that their systems have been tested and are Year 2000 compliant. All major third-party providers have indicated that they are Year 2000 compliant by the first quarter of 1999. Proxy testing and connectivity testing with the data-processing center has been completed, and the data center has indicated that it is Year 2000 compliant. The Company has tested all internal hardware and software systems and determined that they are also Year 2000 compliant.

The Company's liquidity position is such that a short-term increase in deposit outflows, if it should occur, should have no material adverse impact on operations.

The Company has developed a business resumption and contingency plan to document plans of action to be implemented if there is a Year 2000 disruption. Although the Company believes that the probability of an extended disruption is unlikely, the plan takes into account possible disruptions caused by the loss of utilities such as power, water or telecommunications. The Company is prepared to handle customer's transactions off-line for a short period of time if necessary.

The Company estimates its total costs relating to Year 2000 issues to be $82,000 of which approximately $72,000 has been incurred as of September 30, 1999.

The Company has implemented an aggressive information campaign to assure its customers and the community that they are prepared for the Year 2000, and to inform them of what they can do to make sure they are also prepared.

Impact of New Accounting Standards
----------------------------------

See Note A of the Notes to the Consolidated Financial Statements.

                  [MOORE, HORTON & CARLSON, P.C. LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
PFSB Bancorp, Inc.
Palmyra, Missouri

We have audited the accompanying consolidated statements of financial condition of PFSB Bancorp, Inc. ("Company") as of September 30, 1999 and 1998 and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



Mexico, Missouri
November 2, 1999

                       Mexico.Sedalia.Marshall.Columbia

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                  September 30
                                                                                              1999            1998
                                                                                          ---------------------------
ASSETS

Cash (includes interest-bearing deposits of $1,866,765 and
 $1,003,689, respectively)                                                                $ 2,340,403     $ 2,268,166
Investment securities--Note B
  Available-for-sale, at fair value                                                         9,816,351       7,086,677
  Held-to-maturity (fair value of $7,255,444 and $5,639,849, respectively)                  7,484,079       5,589,029
Mortgage-backed securities held-to-maturity (fair value of $3,573,973
   and $2,623,999, respectively)--Note C                                                    3,650,255       2,584,376
Stock in Federal Home Loan Bank of Des Moines ("FHLB")                                        391,200         373,500
Loans receivable--Note D                                                                   41,384,851      40,512,748
Accrued interest receivable--Note E                                                           617,378         443,909
Premises and equipment--Note F                                                                521,190         562,365
Foreclosed real estate--Note D                                                                 99,521             ---
Other assets                                                                                  139,653          55,532
                                                                                          -----------     -----------
                                                                        TOTAL ASSETS      $66,444,881     $59,476,302
                                                                                          ===========     ===========


LIABILITIES AND EQUITY

Liabilities
  Deposits--Note G                                                                        $53,138,995      52,723,768
  Advances from FHLB--Note H                                                                2,500,000         500,000
  Advances from borrowers for property taxes and insurance                                     52,185          50,219
  Other liabilities                                                                           108,475         154,338
                                                                                          -----------     -----------
                                                                   TOTAL LIABILITIES      $55,799,655     $53,428,325

Commitments and contingencies--Note L and O

Stockholders' Equity--Notes J and M
  Preferred stock, $.01 par value, 1,000,000 shares authorized,
   none issued                                                                                    ---             ---
  Common stock, $.01 par value, 5,000,000 shares authorized,
   559,000 shares issued                                                                        5,590             ---
  Additional paid-in capital                                                                4,975,544             ---
  Retained earnings - substantially restricted                                              6,316,932       6,017,345
  Accumulated other comprehensive income (loss)                                              (228,000)         30,632
  Unearned Employee Stock Ownership Plan ("ESOP") shares                                     (424,840)            ---
                                                                                          -----------     -----------
                                                          TOTAL STOCKHOLDERS' EQUITY      $10,645,226     $ 6,047,977
                                                                                          -----------     -----------
                                                        TOTAL LIABILITIES AND EQUITY      $66,444,881     $59,476,302
                                                                                          ===========     ===========

See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended September 30, 1999 and 1998

                                                                          Accumulated
                                                 Additional                  Other       Unearned      Total
                                        Common    Paid-In     Retained   Comprehensive     ESOP     Stockholders'
                                        Stock     Capital     Earnings   Income (loss)    Shares       Equity
                                       --------------------------------------------------------------------------

                            BALANCE AT
                    SEPTEMBER 30, 1997  $  ---   $      ---   $5,741,791   $ (26,300)   $     ---    $ 5,715,491

Comprehensive income:
 Net income                                ---          ---      275,554         ---          ---        275,554
 Other comprehensive income
  (loss) - unrealized gain on
  securities available-for-sale,
  net of reclassification adjustments
  for amounts included in net income,
  net of taxes of $33,595                  ---          ---          ---      56,932          ---         56,932
                                        ------   ----------   ----------   ---------    ---------    -----------
Total comprehensive income                 ---          ---      275,554      56,932          ---        332,486
                                        ------   ----------   ----------   ---------    ---------    -----------
                            BALANCE AT
                    SEPTEMBER 30, 1998     ---          ---    6,017,345      30,632          ---      6,047,977

Comprehensive income:
 Net income                                ---          ---      299,587         ---          ---        299,587
 Other comprehensive income
  (loss) - unrealized loss on
  securities available-for-sale,
  net of reclassification adjustments
  for amounts included in net income,
  net of taxes of $152,067                 ---          ---          ---    (258,632)         ---       (258,632)
                                        ------   ----------   ----------   ---------    ---------    -----------
Total comprehensive income                 ---          ---      299,587    (258,632)         ---         40,955

Net proceeds from issuance of
 common stock--Note M                    5,590    4,976,173          ---         ---          ---      4,981,763
Common stock issued to
 ESOP--Note K                              ---          ---          ---         ---     (447,200)      (447,200)
Release of ESOP shares                     ---         (629)         ---         ---       22,360         21,731
                                        ------   ----------   ----------   ---------    ---------    -----------
                            BALANCE AT
                    SEPTEMBER 30, 1999  $5,590   $4,975,544   $6,316,932   $(228,000)   $(424,840)   $10,645,226
                                        ======   ==========   ==========   =========    =========    ===========


See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME


                                                                                             Year Ended September 30
                                                                                              1999             1998
                                                                                           ---------------------------
Interest Income
  Mortgage loans                                                                           $3,050,082       $3,048,539
  Consumer and other loans                                                                     33,041           34,982
  Investment securities                                                                       888,652          809,753
  Mortgage-backed securities                                                                  208,412          193,808
  Interest-bearing deposits                                                                   111,263           76,791
                                                                                           ----------       ----------
    Total Interest Income                                                                  $4,291,450        4,163,873

Interest Expense
  Deposits--Note G                                                                          2,646,497        2,669,858
  Advances from FHLB                                                                           18,311           15,337
                                                                                           ----------       ----------
    Total Interest Expense                                                                  2,664,808        2,685,195
                                                                                           ----------       ----------
    Net Interest Income                                                                     1,626,642        1,478,678

Provision for Loan Losses--Note D                                                                 ---           25,000
                                                                                           ----------       ----------
    Net Interest Income After Provision
     for Loan Losses                                                                        1,626,642        1,453,678

Noninterest Income
  Service charges and other fees                                                               69,855           65,149
  Gain (loss) on sale of investments                                                           13,750           (2,056)
  Gain on sale of premises and equipment                                                       43,838            1,205
  Net expense of foreclosed real estate                                                        (4,002)             ---
  Other                                                                                        21,104           10,534
                                                                                           ----------       ----------
    Total Noninterest Income                                                                  144,545           74,832

Noninterest Expense
  Employee salaries and benefits                                                              667,404          560,020
  Occupancy costs                                                                             142,046          134,977
  Advertising                                                                                  43,318           36,611
  Data processing                                                                              93,997          107,463
  Federal insurance premiums                                                                   31,659           32,249
  Directors' fees                                                                              59,830           51,890
  Other                                                                                       270,346          180,746
                                                                                           ----------       ----------
    Total Noninterest Expense                                                               1,308,600        1,103,956
                                                                                           ----------       ----------
                                                           INCOME BEFORE INCOME TAXES         462,587          424,554
Income Taxes--Note I                                                                          163,000          149,000
                                                                                           ----------       ----------
                                                                           NET INCOME      $  299,587       $  275,554
                                                                                           ==========       ==========

Income Per Share                                                                           $     0.58              N/A
                                                                                           ==========       ==========


See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Year Ended September 30
                                                                                      1999            1998
                                                                                -----------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

 Net income                                                                      $   299,587     $   275,554
 Adjustments to reconcile net income to net cash
  provided by operating activities
    Depreciation and amortization                                                     63,200          56,275
    Amortization of premiums and discounts                                            (2,290)         (7,294)
    Loan fee amortization and payoffs                                                 (2,665)         (2,988)
    Provisions for loan losses                                                           ---          25,000
    Deferred income taxes                                                            (10,500)        (10,000)
    Loss (gain) on sale of investments                                               (13,750)          2,056
    Gain on sale of premises and equipment                                           (43,838)            ---
    Gain on sale of foreclosed real estate                                            (9,179)            ---
    ESOP shares released                                                              21,731             ---
    Change to assets and liabilities
     increasing (decreasing) cash flows
       Accrued interest receivable                                                  (173,469)          3,046
       Other assets                                                                  (84,121)        (10,977)
       Other liabilities                                                             116,704        (121,465)
                                                                                  -----------     -----------
                                                     NET CASH PROVIDED BY
                                                     OPERATING ACTIVITIES            161,140         209,207

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of investment securities,
    held-to-maturity                                                              (5,912,569)     (2,994,688)
   Proceeds from maturities and calls of investment
    securities, held-to-maturity                                                   4,026,957       2,510,000
   Purchase of investment securities,
    available-for-sale                                                            (8,676,659)     (3,993,213)
   Proceeds from maturities and calls of investment
    securities, available-for-sale                                                 5,545,000       5,500,000
   Purchase of mortgage-backed securities                                         (1,722,343)       (374,863)
   Principal collected on mortgage-backed securities                                 654,352         618,338
   Proceeds from redemption (purchase of) FHLB stock                                 (17,700)        106,900
   Loans originated, net of repayments                                               929,243         532,789
   Purchase of mortgage loans                                                     (1,985,032)     (2,787,237)
   Proceeds from sale of education loans                                              43,343         114,148
   Purchase of premises and equipment                                                (78,112)       (127,389)
   Proceeds from sales of foreclosed real estate                                      52,666             ---
   Proceeds from sale of premises and equipment                                       99,925             ---
                                                                                  -----------     -----------
                                                         NET CASH USED IN
                                                     INVESTING ACTIVITIES         (7,040,929)       (895,215)

PFSB Bancorp, Inc.

                                                                                     Year Ended September 30
                                                                                      1999              1998
                                                                                   ----------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                        $  415,227       $ 1,311,954
   Advances from FHLB
      Borrowings                                                                    2,500,000           500,000
      Repayments                                                                     (500,000)       (1,000,000)
   Net increase (decrease) in advances for
    taxes and insurance                                                                 1,966            (3,469)
   Proceeds from sale of common stock                                               4,981,763               ---
   Loan to ESOP                                                                      (447,200)              ---
                                                                                   ----------       -----------
                                                        NET CASH PROVIDED BY
                                                          FINANCING ACTIVITIES      6,951,756           808,485
                                                                                   ----------       -----------
                                                        NET INCREASE IN CASH           72,237           122,477
   Cash, beginning of period                                                        2,268,166         2,145,689
                                                                                   ----------       -----------
                                                        CASH, END OF PERIOD        $2,340,403       $ 2,268,166
                                                                                   ==========       ===========


SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION

   Cash paid for
      Interest on deposits                                                         $2,646,656       $ 2,672,539
                                                                                   ==========       ===========

      Interest on FHLB advances                                                    $   14,669       $     9,422
                                                                                   ==========       ===========

      Income tax                                                                   $  175,000       $   284,174
                                                                                   ==========       ===========

   Noncash investing and financing activities are as follows
      Loans to facilitate sales of real estate                                     $   42,300       $       ---
                                                                                   ==========       ===========

   Foreclosed real estate acquired by foreclosure or deed in lieu of               $  185,308       $       ---
     foreclosure                                                                   ==========       ===========



See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying reporting policies and practices of PFSB Bancorp, Inc. (the "Company") conform to generally accepted accounting principles ("GAAP") and to prevailing practices within the thrift industry. A summary of the more significant accounting policies follows:

Nature of Operations:  The Company, a Missouri corporation, was incorporated in
--------------------
November, 1998 for the purpose of becoming the holding company for Palmyra Savings (formerly Palmyra Saving and Building Association, F.A.) (the "Bank"). On March 31, 1999, the Bank converted from a mutual to a stock form of ownership and the Company completed its initial public offering and acquired all of the outstanding capital stock of the Bank.

The Company provides a variety of financial services to individual and corporate customers through its headquarters located in Palmyra, Missouri and its branch locations in Canton and Kahoka, Missouri. Its primary deposit products are interest-bearing checking and savings accounts and certificates of deposit and its primary lending products are one- to four-family residential loans.

Principles of Consolidation:  The consolidated financial statements include the
---------------------------
accounts of the Company and its wholly-owned subsidiary, the Bank and its wholly-owned subsidiary, PSA Service Corporation, whose activities consist principally of selling mortgage redemption insurance and safe deposit box rental to the Bank's customers. Significant intercompany balances and transactions have been eliminated in consolidation.

Investment Securities:  Investment securities are classified as held-to-
---------------------
maturity, which are recorded at amortized cost, or available-for-sale. Securities designated as held-to-maturity are designated as such because the Company has the ability and the intent to hold these securities to maturity. Securities designated as available-for-sale provide the investor with certain flexibility in managing its investment portfolio. Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of stockholders' equity.

Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using a method which approximates the interest method over the period to maturity.

Mortgage-backed Securities:  Mortgage-backed securities represent participating
---------------------------
interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. These securities are recorded at amortized cost. Gains and losses on sales of mortgage-backed securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the amortized costs of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using a method which approximates the interest method over the period to maturity.

Stock in Federal Home Loan Bank of Des Moines:  Stock in the FHLB is stated at
---------------------------------------------
cost and the amount of stock held is determined by regulation. No ready market exists for such stock and it has no quoted market value.

Loans Receivable:  Loans receivable are carried at unpaid principal balances,
----------------
less the allowance for loan losses and deferred loan-origination fees. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using a method which approximates the interest method.

The Company's real estate loan portfolio consists primarily of long-term loans secured by first trust deeds on single-family residences, other residential property, commercial property and land. The adjustable-rate mortgage is the Company's primary loan investment. Consumer loans consist principally of loans secured by savings deposits and insured education loans.

Mortgage loans are placed on nonaccrual status when principal or interest is delinquent for 90 days or more.

Uncollectible interest on loans is charged off or an allowance established by a charge to income equal to all interest previously accrued. Interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal in which case the loan is returned to accrual basis. Interest on consumer loans continues to accrue even if the loan is 90 days or more past due and is reversed when management determines the interest to be uncollectible.

Allowance for Loan Losses:  The allowance for loan losses is maintained at a
-------------------------
level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Management applies its normal loan review procedures in determining when a loan is impaired. All nonaccrual loans are considered impaired except those classified as small-balance homogeneous loans which are collectively evaluated for impairment. The Company considers all one-to four-family residential mortgage loans, residential construction loans, and all consumer and other loans to be smaller homogeneous loans. Impaired loans are assessed individually and impairment identified when the accrual of interest has been discontinued, loans have been restructured or management has serious doubts about the future collectibility of principal and interest, even though the loans are currently performing. Factors considered in determining impairment include, but are not limited to, expected future cash flow, the financial condition of the borrower and current economic conditions. The Company measures each impaired loan based on the fair value of its collateral and charges off those loans or portions of loans deemed uncollectible. Management has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans.

Premises and Equipment:  Premises and equipment have been stated at cost less
----------------------
accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, which range from five to fifty years.

Foreclosed Real Estate:  Real estate acquired in settlement of loans is carried
----------------------
at the lower of the balance of the related loan at the time of foreclosure or fair value less the estimated costs to sell the asset. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair market value.

Income Taxes:  Deferred tax assets and liabilities are recognized for the future
------------
tax consequences, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Statements of Cash Flows:  For purposes of the cash flows, cash and amounts due
------------------------
from depository institutions and interest-bearing deposits in other banks with a maturity of three months or less at date of purchase are considered cash equivalents.

Risk and Uncertainties:  The Company is a community-oriented financial
----------------------
institution which provides traditional financial services within the areas it serves. The Company is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one- to four-family residential mortgage loans located primarily in Northeastern Missouri. The Company's principal market area consists of rural communities and substantially all of the Company's loans are to residents of or secured by properties located in its principal lending area. Accordingly, the ultimate collectibility of the Company's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

In the normal course of its business, the Company encounters two significant types of risk, economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more or less rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrower's inability or unwillingness to make contractually required payments. Market risk results from changes in the value of assets and liabilities which may impact, favorably or unfavorably, the realizability of those assets and liabilities held by the Company.

The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination.

Net Income Per Share:  Basic income per share is based upon the weighted average
--------------------
number of common shares outstanding during the periods presented. For 1999, there were no dilutive potential common shares outstanding during the period. Income per share for all periods presented conform to SFAS No. 128.

New Accounting Standards:  The Company has adopted SFAS No. 130, Reporting of
------------------------
Comprehensive Income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information for the year ended September 30, 1999. SFAS No. 130 requires the Company to classify items of other comprehensive income by their nature in the consolidated financial statements. The Company has displayed the accumulated balance of other comprehensive income separately in the equity section of the consolidated financial statements. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. The Company has one reportable operating segment.

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value.

The FASB has deferred implementation of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company does not expect the statement to have a significant effect on the consolidated financial statements.

NOTE B--INVESTMENT SECURITIES


                                                                 Gross Unrealized
                                           Amortized         -----------------------         Fair
                                              Cost            Gains           Losses         Value
                                           ----------------------------------------------------------

Available-for-sale:
U.S. Government agency obligations
     September 30, 1999                       $10,178,351     $   ---        $362,000      $9,816,351
                                              ===========     =======        ========      ==========

     September 30, 1998                       $ 7 037,978     $48,699        $    ---      $7,086,677
                                              ===========     =======        ========      ==========

Held-to-Maturity:
   September 30, 1999
      U.S. Government agency obligations      $ 6,914,079     $  ---         $231,738      $6,682,341
      State and local obligations                 570,000       3,481             378         573,103
                                              -----------     -------        --------      ----------
                                              $ 7,484,079     $ 3,481        $232,116      $7,255,444
                                              ===========     =======        ========      ==========
   September 30, 1998
      U.S. Government agency obligations      $ 4,959,029     $35,900        $             $4,994,929
      State and local obligations                 630,000      14,920            ---          644,920
                                              -----------     -------        --------      ----------
                                              $ 5,589,029     $50,820        $    ---      $5,639,849
                                              ===========     =======        ========      ==========


The scheduled contractual maturities of debt securities at September 30, 1999, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


                                           Available-for-Sale                    Held-to-Maturity
                                     --------------------------------        ---------------------------
                                      Amortized           Fair                 Amortized          Fair
                                         Cost            Value                    Cost           Value
                                     --------------------------------        ---------------------------
Amounts maturing:
   One year or less                  $ 1,000,000       $  996,838             $   60,000      $   60,023
   After one year through five
    years                              3,497,157        3,395,524              4,946,006       4,822,906
   After five years through ten
    years                              5,681,194        5,423,989              1,678,073       1,621,383
   After ten years                           ---              ---                800,000         751,132
                                     -----------       ----------             ----------      ----------
                                     $10,178,351       $9,816,351             $7,484,079      $7,255,444
                                     ===========       ==========             ==========      ==========


During 1999 and 1998, securities available-for-sale were called for redemption with proceeds of $5,545,000 and $2,300,000, respectively, resulting in gross realized gain of $6,509 in 1999 and a gross realized loss of $3,670 in 1998.

During 1999 and 1998, securities held-to-maturity were called for redemption with proceeds of $3,830,000 and $950,000, respectively, resulting in a gross realized gain of $7,242 and $1,614 in 1999 and 1998, respectively.

Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $1,994,074 and fair value of $1,964,949 at September 30, 1999.

NOTE C--MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held-to-maturity consist of the following:



                                        Gross Unrealized
                      Amortized   ----------------------------    Fair
                         Cost         Gains        Losses         Value
                     ------------------------------------------------------

September 30, 1999
   GNMA               $  363,606      $ 7,738      $    280    $  371,064
   FNMA                1,289,433        4,684        38,383     1,255,734
   FHLMC               1,970,983       11,943        60,033     1,922,893
   SBA                    26,233          ---         1,951        24,282
                      ----------      -------      --------    ----------
                      $3,650,255      $24,365      $100,647    $3,573,973
                      ==========      =======      ========    ==========

September 30, 1998
   GNMA               $  460,807      $16,747      $    ---    $  477,554
   FNMA                1,522,667       14,856        11,135     1,526,388
   FHLMC                 572,339       21,264           ---       593,603
   SBA                    28,563          ---         2,109        26,454
                      ----------      -------      --------    ----------
                      $2,584,376      $52,867      $ 13,244    $2,623,999
                      ==========      =======      ========    ==========

The amortized cost and fair value of mortgage-backed securities at September 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.



                                                   Amortized      Fair
                                                      Cost        Value
                                                 ------------------------
Amounts maturing:
   One year or less                              $  155,654    $  155,965
   After one year through five years                307,675       304,915
   After five years through ten years               565,648       545,875
   After ten years                                2,621,278     2,567,218
                                                 ----------    ----------
                                                 $3,650,255    $3,573,973
                                                 ==========    ==========

Mortgage-backed securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $703,369 and fair value of $700,825 at September 30, 1999.

NOTE D--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:


                                              1999          1998
                                          --------------------------
Mortgage loans:
   One- to four-family residences         $37,600,376    $36,801,348
   Multi-family                               327,880        806,042
   Commercial                               2,439,996      2,072,984
   Construction                             1,085,712        875,915
   Land                                       408,469        419,577
                                          -----------    -----------
                                           41,862,433     40,975,866
  Less undisbursed portion of mortgage        681,161        592,430
   loans                                  -----------    -----------
                                           41,181,272     40,383,436
Consumer and other loans:
   Savings                                    364,434        305,287
   Education                                  111,885         97,975
   Other                                        8,782         10,237
                                          -----------    -----------
                                              485,101        413,499
                                          -----------    -----------
                                           41,666,373     40,796,935
Less:
   Net deferred loan-origination fees           1,522          4,187
   Allowance for loan losses                  280,000        280,000
                                          -----------    -----------
                                              281,522        284,187
                                          -----------    -----------
Loans receivable                          $41,384,851    $40,512,748
                                          ===========    ===========

In the normal course of business, the Company has made loans to its directors and officers. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and does not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors, officers and employees total approximately $543,000 and $756,000 at September 30, 1999 and 1998, respectively.

The Company had loans serviced by others amounting to $6,873,192 and $8,568,593 at September 30, 1999 and 1998, respectively.

Allowance for loan losses are as follows:


                                              Year Ended September 30
                                                 1999       1998
                                              -----------------------

Balance, beginning of period                   $280,000     $255,000
Provision for loan losses                           ---       25,000
                                               --------     --------
         BALANCE, END OF PERIOD                $280,000     $280,000
                                               ========     ========

The recorded investment in impaired loans, for which there is no need for a valuation allowance based upon the measure of the loan's fair value of the underlying collateral at September 30, 1999 and 1998, was $-0- and $22,592, respectively. The average recorded investment in impaired loans during the year ended September 30, 1999 and 1998 was $8,696 and $12,165, respectively. The related interest income that would have been recorded had the loans been current in accordance with their original terms amounted to approximately $7,000 and $2,000 at September 30, 1999 and 1998, respectively. The amount of interest included in interest income on such loans for the year ended September 30, 1999 and 1998, amounted to approximately $7,000 and $-0-, respectively.

There was no allowance for losses on foreclosed real estate at September 30, 1999 and 1998.


NOTE E--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consist of the following at September 30:



                                                   1999         1998
                                                ----------------------
Loans                                           $261,260      $243,378
Investments securities                           323,489       181,689
Mortgage-backed securities                        32,629        18,842
                                                --------      --------
                                                $617,378      $443,909
                                                ========      ========

NOTE F--PREMISES AND EQUIPMENT


Premises and equipment consist of the following at September 30:

                                                 1999           1998
                                              ------------------------
Land                                            $ 72,958    $   82,132

Building and improvements                        448,595       569,052
Furniture and equipment                          438,492       380,078
                                                --------     ---------

                                                 960,045     1,031,262
Less accumulated depreciation and
 amortization                                    438,855       468,897
                                                --------    ----------

                                                $521,190    $  562,365
                                                ========    ==========

NOTE G--DEPOSITS

Deposit account balances are summarized as follows at September 30:



                                 Weighted
                               Average Rate             1999                       1998
                              At September 30,  ------------------------------------------------------
                                    1999          Amount            %            Amount           %
                                   ------       ------------------------------------------------------

NOW                                 2.50%      $ 2,039,278         3.8%       $ 1,791,576        3.4%
Money Market                        3.70         1,281,203         2.4          1,275,154        2.4
Passbook savings                    3.00         8,473,576        16.0          8,421,794       16.0
                                               -----------       -----        -----------      -----
                                    2.99        11,794,057        22.2         11,488,524       21.8

Certificates of deposit:
  4.00 to 4.99%                     4.61        15,841,502        29.8          3,148,195        6.0
  5.00 to 5.99%                     5.31        18,456,977        34.7         30,808,573       58.4
  6.00 to 6.99%                     6.39         7,046,459        13.3          7,278,476       13.8
                                               -----------       -----        -----------      -----
                                    5.28        41,344,938        77.8         41,235,244       78.2
                                               -----------       -----        -----------      -----
                                    4.73%      $53,138,995       100.0%       $52,723,768      100.0%
                                               ===========       =====        ===========      =====

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $2,406,000 and $2,166,000 at September 30, 1999 and
1998, respectively. Deposits over $100,000 are not federally insured.

The Company held deposits of approximately 1,648,000 and $1,649,000 for its directors, officers and employees at September 30, 1999 and 1998, respectively.

At September 30, 1999, contractual maturities of certificates of deposit are as follows:


   Stated                                                      Year Ended September 30
 Interest Rate                                2000         2001        2002        2003        2004
--------------                            -------------------------------------------------------------
4.00 to 4.99%                             $14,861,317  $       ---  $  980,185  $      ---  $      ---

5.00 to 5.99%                               6,872,629    7,083,630   1,190,845   1,193,535   2,116,338
6.00 to 6.99%                               2,129,817    2,040,475   1,236,501   1,639,666         ---
                                          -----------   ----------  ----------  ----------  ----------
                                          $23,863,763   $9,124,105  $3,407,531  $2,833,201  $2,116,338
                                          ===========   ==========  ==========  ==========  ==========


Interest expense on deposits is as follows:

                                                                               Year Ended September 30
                                                                                   1999        1998
                                                                                -----------------------
NOW, Money Market and
Passbook savings accounts                                                       $  370,347  $  328,833

Certificate accounts                                                             2,276,150   2,341,025
                                                                                ----------  ----------
                                                                                $2,646,497  $2,669,858
                                                                                ==========  ==========

NOTE H--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES


Advances from FHLB, with weighted average interest rates and scheduled maturities, consist of the following at September 30:




                                                             1999          1998
                                                          ------------------------
5.74% due on or before January 6, 1999                    $      ---     $500,000
5.84% due on or before February 9, 2000                    1,000,000          ---
5.94% due on or before March 22, 2000                      1,500,000          ---
                                                          ----------     --------
                                                          $2,500,000     $500,000
                                                          ==========     ========

Maturities of FHLB advances are all due within one year.

The Company has signed a blanket pledge agreement with the FHLB under which it can draw advances of unspecified amounts. The Company must hold an unencumbered portfolio of eligible one- to four-family residential mortgages with a book value of not less than 150% of the indebtedness.


NOTE I--INCOME TAXES

Components of income tax expense are as follows:

                                                          Year Ended September 30
                                                              1999        1998
                                                         -----------------------
Current                                                    $173,500   $159,000
Deferred benefit                                            (10,500)   (10,000)
                                                           --------   --------
                                                           $163,000   $149,000
                                                           ========   ========

In addition, the Company recorded deferred income tax to equity relating to unrealized gains and losses on investment securities available-for-sale of $152,067 and $33,595 for the years ended September 30, 1999 and 1998, respectively.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:


                                                     Year Ended September 30
                                                   1999                     1998
                                          ---------------------------------------------
                                           Amount        %           Amount       %
                                          ---------------------------------------------
Income tax expense at statutory rates     $157,280     34.0  %     $144,348     34.0  %
Increase (decrease) resulting from:
  State income taxes, net of federal
   benefit                                  15,114      3.3          14,414      3.4
  Tax exempt income, net of related
   expenses                                 (9,163)    (2.0)         (9,549)    (2.2)
  Other, net                                  (231)    (0.1)           (213)    (0.1)
                                          --------    -----        --------    -----
                                          $163,000     35.2  %     $149,000     35.1  %
                                          ========    =====        ========    =====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities included in other liabilities at September 30 are as follows:


                                                1999         1998
                                              ---------------------

Deferred tax assets
  Allowance for loan losses                   $ 50,850     $ 37,100
  Deferred loan fees                               560        1,600
  Accrued vacation                               3,710          ---
  Unrealized loss on available-for-sale
   securities                                  134,000          ---
Deferred tax liabilities
  Depreciation                                 (40,920)     (35,030)
  FHLB stock dividend                          (45,200)     (45,200)
  Unrealized gain on available-for-sale
   securities                                      ---      (18,067)
                                              --------     --------
         NET DEFERRED TAX ASSET (LIABILITY)   $103,000     $(59,597)
                                              ========     ========

During 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deductions for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture over a six year period. The Bank has provided for deferred income taxes for the reserve recapture after 1987; therefore the impact of this legislation will not have a material effect on the Bank's financial statements.

Prior to the enactment of the Act, the Bank at September 30, 1998, accumulated approximately $1,053,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. If any of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to income tax at the current corporate rates.


NOTE J--REGULATORY CAPITAL REQUIREMENTS

The Company is not subject to any separate regulatory capital requirements. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to insure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to adjusted assets (all as defined in the regulations). Management believes, as of September 30, 1999 that the Bank meets all capital adequacy requirements to which it is subject.

Based on its regulatory capital ratios at September 30, 1999 the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                    For Capital                        Prompt Corrective
                                      Actual                     Adequacy Purposes                     Action Provisions
                                  --------------               --------------------                   ------------------
                                  Amount   Ratio                   Amount   Ratio                       Amount   Ratio
                                                                 (Dollars in thousands)
                                  --------------------------------------------------------------------------------------
As of September 30, 1999
   Total Risk-Based Capital                          Greater Than or                    Greater Than or
    (to Risk Weighted Assets)     $8,657   28.11%    Equal to      $2,464    8.0 %      Equal to        $3,080   10.0 %
   Tier 1 Capital                                    Greater Than or                    Greater Than or
    (to Risk Weighted Assets)      8,377   27.20     Equal to       1,232     4.0       Equal to         4,000     6.0
   Tier 1 Capital                                    Greater Than or                    Greater Than or
    (to Adjusted Assets)           8,377   12.56     Equal to       2,000     3.0       Equal to         3,334     5.0
   Tangible Capital                                  Greater Than or
    (to Adjusted Assets)           8,377   12.56     Equal to       1,000     1.5                          N/A     N/A

As of September 30, 1998
   Total Risk-Based Capital                          Greater Than or                    Greater Than or
    (to Risk Weighted Assets)      6,297   22.30     Equal to       2,259     8.0       Equal to         2,824    10.0
   Tier 1 Capital                                    Greater Than or                    Greater Than or
    (to Risk Weighted Assets)      6,017   21.31     Equal to       1,130     4.0       Equal to         3,566     6.0
   Tier 1 Capital                                    Greater Than or                    Greater Than or
    (to Adjusted Assets)           6,017   10.13     Equal to       1,783     3.0       Equal to         2,971     5.0
   Tangible Capital                                  Greater Than or
    (to Adjusted Assets)           6,017   10.13     Equal to         891     1.5                          N/A     N/A

Reconciliation of equity and regulatory risk-based capital is as follows at September 30:

                                                              1999        1998
                                                           ---------------------
                                                               (In thousands)
Equity                                                     $  8,149     $  6,048
Less unrealized gain (loss) on securities, net of taxes         228          (31)
Add general valuation allowance                                 280          280
                                                           --------     --------
Regulatory risk-based capital                              $  8,657     $  6,297
                                                           ========     ========


NOTE K--EMPLOYEE BENEFITS

The Company has a 401(k) salary reduction plan that covers all employees meeting specific age and length of service requirements. Under the plan, the Company matches participant contributions at the rate of 50% up to 4% of the participants' annual compensation. Pension costs recognized under the plan totaled $9,019, and $8,903 for the years ended September 30, 1999 and 1998, respectively.

In connection with the conversion from mutual to stock form, the Company established an ESOP for the benefit of participating employees. Employees are eligible to participate upon attaining age twenty-one and completing one year of service.

The ESOP borrowed $447,200 from the Company to fund the purchase of 44,720 shares of the Company's common stock. The purchase of shares of the ESOP was recorded in the consolidated financial statements through a credit to common stock and additional paid-in capital with a corresponding charge to a contra equity account for the unreleased shares. The loan is secured solely by the common stock and is to be repaid in equal quarterly installments of principal and interest payable through March, 2009 at an interest rate of 7.75%. The intercompany ESOP note and related interest were eliminated in consolidation.

The Company makes quarterly contributions to the ESOP which are equal to the debt service less dividends on unallocated ESOP shares used to repay the loan. Dividends on allocated shares will be paid to participants of the ESOP. The ESOP shares are pledged as collateral on the ESOP loan. Shares are released from collateral and allocated to participating employees, based on the proportion of loan principal and interest repaid and compensation of the participants. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits are payable upon a participant's retirement, death, disability or separation from service.

Effective with the date of the stock conversion the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 1999 was $21,731. The fair value of unreleased shares based on the market price of the Company's stock was $419,530 at September 30, 1999.

The number of ESOP shares at September 30, 1999 are summarized as follows:

Shares released for allocation     2,236
Unreleased shares                 42,484
                                  ------
                                  44,720
                                  ======

The Board of Directors of the Company intends to present for stockholder approval the PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors of the Company and Palmyra Savings, with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholder's concerns, and reward employees for outstanding performance.

The Incentive Plan authorizes the granting of options to purchase common stock of the Company and awards of restricted shares of common stock. Subject to certain adjustments to prevent dilution of awards to participants, the number of shares of common stock reserved for awards under the Incentive Plan is 78,260 shares, consisting of 55,900 shares reserved for options and 22,360 shares reserved for restricted stock awards. All employees and non-employee directors of the Company and its affiliates are eligible to receive awards under the Incentive Plan. The Incentive Plan will be administered by a committee consisting of members of the Board of Directors who are not employees of the Company or its affiliates. Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy awards under the Incentive Plan. If authorized but unissued shares are used to satisfy restricted stock awards and the exercise of options granted under the Incentive Plan, it will result in an increase in the number of shares outstanding and will have a dilutive effect on the holdings of existing stockholders. The Company may establish a trust under which the trustee will purchase, with contributions from the Company or Palmyra Savings, previously issued shares to fund the Company's obligation for restricted stock awards. At September 30, 1999, no awards have been granted under the Incentive Plan.

NOTE L--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customer financing needs. These financial instruments consist principally of commitments to extend credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company does not generally require collateral or other security on unfunded loan commitments until such time that loans are funded.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Such collateral consists primarily of residential properties.

The Company had the following outstanding commitments at September 30, 1999:

Undisbursed portion of mortgage loans     $  681,161
Commitments to originate mortgage loans      787,900
 with variable or pending interest rates
Commitments to originate mortgage loan         3,500
 with fixed interest rate of 8.125%
Undisbursed portion of nonmortgage loans      10,278
                                          ----------
TOTAL                                     $1,482,839
                                          ==========

At September 30, 1999 the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $2,027,000.


NOTE M--CONVERSION TO STOCK OWNERSHIP

On September 24, 1998, the Board of Directors of the Bank adopted a plan of conversion pursuant to which the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank with the concurrent formation of the holding company which acquired all of the common stock of the Bank. On March 31, 1999, the Company sold 559,000 shares of common stock at $10 per share to eligible purchasers, including depositors of the Bank. Total proceeds from the conversion, after deducting conversion expenses of $608,237 were $4,981,763 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Company utilized $2,490,252 of the net proceeds to acquire all of the common stock of the Bank. The Company is also authorized to issue 1,000,000 shares of $.01 par value preferred stock. At September 30, 1999, no shares of preferred stock had been issued.

As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then-current adjusted balance for deposit accounts held before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use of application of retained earnings.

The Bank may not declare or pay cash dividends on, or repurchase any of, its shares of common stock, if the effect would cause stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS


SFAS No, 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of estimated fair value for financial instruments held by the Company. Fair value estimates of the Company's financial instruments as of September 30, 1999 and 1998, including methods and assumptions utilized, are set forth below.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein.

Cash and due from depository institutions: The carrying amounts approximate fair value.

Investment and mortgage-backed securities: Fair value is determined by reference to quoted market prices.

Stock in FHLB: This stock is a restricted asset and its carrying value is a reasonable estimate of fair value.

Loans receivable: The fair value of fixed rate first mortgage loans is estimated by using discounted cash flow analyses, using interest rates currently offered by the Company for loans with similar terms to borrowers of similar credit quality. The carrying value of variable rate first mortgage loans approximate fair value. The fair value of consumer loans is calculated by using the discounted cash flow based upon the current market for like instruments. Fair values for impaired loans are estimated using discounted cash flow analyses.

Accrued interest receivable:  The carrying value approximates fair value.

Transaction accounts: Transaction deposits, payable on demand or with maturities of 90 days or less, have a fair value equal to book value.

Certificates of deposit: The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar maturities.

Advances from FHLB:  The carrying value approximates fair value.

Advances from borrowers for taxes and insurance: The carrying value approximates fair value.

All other liabilities:  The carrying value approximates fair value.

Off-balance sheet instruments: The fair value of a loan commitment and a letter of credit is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present credit worthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year-end are significant to the Company's consolidated financial position.

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The valuation techniques employed above involve uncertainties and are affected by assumptions used and judgments regarding prepayments, credit risk, discount rates, cash flows and other factors. Changes in assumptions could significantly affect the reported fair value.

In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Also, the fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at September 30, 1999 and 1998, are as follows:


                                               1999                1998
                                          -------------------------------------
                                          Carrying  Fair    Carrying   Fair
                                           Amount   Value    Amount    Value
                                          -------------------------------------
                                                  (Dollars in thousands)

ASSETS

  Cash and due from depository             $ 2,340  $ 2,340    $ 2,268  $ 2,268
   institutions
  Investment securities                      9,816    9,816      7,087    7,087
   available-for-sale
  Investment securities held-to-maturity     7,484    7,255      5,589    5,640
  Mortgage-backed securities
   held-to-maturity                          3,650    3,574      2,584    2,624
  Stock in FHLB                                391      391        374      374
  Loans receivable, net                     41,385   41,348     40,513   40,522
  Accrued interest receivable                  617      617        444      444

LIABILITIES

  Transaction accounts                      11,794   11,794     11,489   11,489
  Certificates of deposit                   41,345   41,493     41,235   41,365
  Advances from FHLB                         2,500    2,500        500      500
  Advances from borrowers for property
   taxes and insurance                          52       52         50       50


NOTE O--COMMITMENTS AND CONTINGENCIES

The Company has entered into a contract for the construction of a new facility located at Kahoka, Missouri at a total cost of approximately $589,000. At September 30, 1999, the Company has expended approximately $1,400.

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of the management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Company.


NOTE P--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed balance sheet and condensed statements of income and cash flows for the Company should be read in conjunction with the consolidated financial statements and the notes thereto.


                                                        September 30
                                                            1999
        CONDENSED BALANCE SHEET

ASSETS

Cash and cash equivalents                                 $ 2,081,156
ESOP note receivable                                          432,079
Investment in subsidiary                                    8,149,391
                                                          -----------
                                          TOTAL ASSETS    $10,662,626
                                                          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued liabilities                                       $    17,400
Stockholders' equity                                       10,645,226
                                                          -----------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $10,662,626
                                                          ===========

                                                          Inception
                                                        March 31, 1999
                                                              to
                                                         September 30,
                                                             1999
CONDENSED STATEMENT OF INCOME
Interest Income                                           $    49,890
Expenses                                                       41,536
                                                          -----------
                               INCOME BEFORE EQUITY IN
                  UNDISTRIBUTED EARNINGS OF SUBSIDIARY          8,354

Equity in undistributed earnings of                           163,347
 subsidiary                                               -----------
                            INCOME BEFORE INCOME TAXES        171,701
Income taxes                                                    3,400
                                                          -----------
                                            NET INCOME    $   168,301
                                                          ===========

                                      35


                                                           Inception
                                                        March 31, 1999
                                                              to
                                                         September 30,
                                                              1999
                                                        --------------
   CONDENSED STATEMENT OF CASH FLOWS

Cash flows from operating activities
   Net income                                              $   168,301
   Adjustments to reconcile net income
    to net cash provided by operating
     activities
      Equity in income of the subsidiary                      (163,347)
      Increase in accrued liabilities                           17,400
                                                           -----------
               NET CASH PROVIDED BY OPERATING ACTIVITIES        22,354


Cash flows from investing activities
   Purchase of common stock of the                          (2,490,882)
    subsidiary                                             -----------
                    NET CASH USED IN INVESTING ACTIVITIES   (2,490,882)

Cash flows from financing activities
   Proceeds from sale of common stock                        4,981,763
   Loan to ESOP                                               (447,200)
   Principal collected from ESOP                                15,121
                                                           -----------
                NET CASH PROVIDED BY FINANCING ACTIVITIES    4,549,684
                                                           -----------
                                  NET INCREASE (DECREASE)
                             IN CASH AND CASH EQUIVALENTS    2,081,156


Cash and cash equivalents at beginning                             ---
 of period                                                 -----------
               CASH AND CASH EQUIVALENTS AT END OF PERIOD  $ 2,081,156
                                                           ===========

                                  DIRECTORS AND OFFICERS

OFFICERS                                                DIRECTORS

PFSB BANCORP, INC.                                      PFSB BANCORP, INC.
AND PALMYRA SAVINGS                                     AND PALMYRA SAVINGS

Eldon R. Mette                                          L. Edward Schaeffer
President and Chief Executive Officer                   Chairman of the Board
                                                        Owner, Schaeffer Blacksmith Shop
Ronald L. Nelson                                        And Retired Postal Employee
Chief Financial Officer,
Vice President, Treasurer and Secretary                 Glenn J. Maddox
                                                        Vice Chairman of the Board
                                                        Retired Businessman

                                                        Eldon R. Mette
                                                        President and Chief Executive Officer

                                                        Donald L. Slavin
                                                        Retired Businessman

                                                        James D. Lovegreen
                                                        Owner, Lovegreen Motor Co.

                                                        Robert M. Dearing
                                                        Farmer - Stockman

                                                        Albert E. (Jerry) Davis
                                                        Retired Businessman

                                                        Robert H. Johnson
                                                        Director Emeritus


                                  CORPORATE INFORMATION

MAIN OFFICE                                             SPECIAL COUNSEL

123 W. Lafayette                                        Muldoon, Murphy & Faucette LLP
Palmyra, Missouri 63461                                 Washington, D.C. 20016
Telephone (573) 769-2134

BRANCH LOCATIONS                                        INDEPENDENT AUDITORS

600 Washington St.                                      Moore, Horton & Carlson, P.C.
Canton, Missouri 63435-0309                             510 South Muldrow
103 East Commercial St.                                 Mexico, Missuori 65265
Kahoka, Missouri 63445-0029

STOCKHOLDERS INFORMATION

The Annual Meeting of Stockholders will be held at the office of Palmyra Savings, 123 West Lafayette Street, Palmyra, Missouri, on January 27, 2000, at 2:00 p.m., Central Time.


SHAREHOLDER AND GENERAL INQUIRIES                 TRANSFER AGENT
Ronald L. Nelson                                  Registrar and Transfer Company
PFSB Bancorp, Inc.                                10 Commerce Drive
123 West Lafayette Street                         Cranford, NJ 07016-3572
Palmyra, Missouri 63461                           (800) 368-5948
(573) 769-2134

ANNUAL AND OTHER REPORTS

A COPY OF THE FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO RONALD L. NELSON, SECRETARY, PFSB BANCORP, INC., 123 WEST LAFAYETTE STREET, PALMYRA, MISSOURI 63461. THE COMPANY'S FORM 10-KSB IS ALSO AVAILABLE THROUGH THE SEC'S WORLD WIDE WEB SITE ON THE INTERNET (http://www.sec.gov).
                                     -------------------