Form 10KSB40, Exhibit 13
period 2000-09-30
PFSB BANCORP INC
filed 2000-12-29
CIK 1075118

                              2000 Annual Report

                              PFSB BANCORP, INC.

PFSB Bancorp, Inc.

2000 ANNUAL REPORT

TABLE OF CONTENTS
Report to Stockholders.................................................................   1
Business of the Corporation............................................................   2
Common Stock Information...............................................................   2
Selected Consolidated Financial Information............................................   3
Management's Discussion and Analysis of Financial Condition And Results Of Operations..   5
Independent Auditors' Report...........................................................  12
Consolidated Statements of Financial Condition.........................................  13
Consolidated Statements of Stockholders' Equity........................................  14
Consolidated Statements of Income......................................................  15
Consolidated Statements of Cash Flows..................................................  16
Notes to Consolidated Financial Statements.............................................  18
Directors and Officers.................................................................  36
Corporate Information..................................................................  36
Stockholders' Information..............................................................  37

                      [LETTERHEAD OF PFSB BANCORP, INC.]

================================================================================

                            REPORT TO STOCKHOLDERS

President's Message
To Our Stockholders:

On behalf of the Board of Directors, officers and employees of PFSB Bancorp, Inc. and its wholly owned subsidiary, Palmyra Savings, it is my privilege to present to you our "second" annual report as a public company.

Rather than repeat to you the numbers shown on the following pages, I will try to give you more of an overview of our operations, our appreciation for your support and some thoughts concerning the future.

Earnings were down this past year from the previous year, primarily due to the sudden increase in interest rates requiring us to raise CD rates to retain deposits. Even though most of our mortgage loans reprice every three years, mortgage rates do not increase as fast as the rates on savings deposits and CD's, which causes the interest rate spread to narrow.

In addition to our local loan originations, we have been fortunate to purchase loans out of our market area that we believe will help improve our interest rate spread. In addition, we have initiated a new loan program to finance manufactured housing, with or without security on the underlying land.

The Company repurchased 129,568 shares of stock during the past year. In addition, we paid a total dividend of $.30 per share during the past year. The Board of Directors believe that stock repurchases and the payment of dividends are effective means to enhance shareholder value and return on equity.

We are also pleased to announce the Kahoka Branch's relocation to a new building during July, 2000.

We remain committed to giving quality personal service to our customers and believe with our strong capital structure we shall be able to continue to retain and effectively serve our customer base.

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

The Bank's business strategy is to operate as a traditional, community-oriented savings association dedicated to financing home ownership and providing quality customer service. The Bank operates out of three offices in northeast Missouri which are located in the towns of Palmyra (Marion County), Canton (Lewis County) and Kahoka (Clark County). It considers Marion, Lewis and Clark Counties as its primary market area for making loans and attracting deposits. The Bank's principal business is attracting deposits from the general public and using those funds to originate residential mortgage loans. It also purchases participation interests in residential, multi-family and commercial real estate loans, generally secured by properties located in Missouri but outside of its primary market area.

COMMON STOCK INFORMATION

The Company's common stock is traded on the OTC Bulletin Board under the symbol "PFSI". As of September 30, 2000, there were 559,000 shares of common stock outstanding (including unreleased Employee Stock Ownership Plan ("ESOP") shares of 38,012 and unvested Stock-Based Incentive Plan ("SBIP") shares of 22,360) and 346 stockholders, excluding persons or entities who hold stock in nominee or "street name". Dividend payments by the Company depend primarily on dividends received by the Company from the Bank. Under federal regulations, the dollar amount of dividends the Bank may pay depends upon its capital position and recent net income. Generally, if the Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to the stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in the conversion in accordance with the OTS regulations. See Note N of the Consolidated Financial Statements.

The table below shows the high and low bid range of the Company's common stock and dividends paid for the year ended September 30, 2000 and 1999. This information was provided by Nasdaq Trading & Market Services. OTC Bulletin Board quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                 Fiscal 2000                                  Fiscal 1999
                        High         Low        Dividends            High         Low       Dividends
                      -----------------------------------          ----------------------------------
First Quarter         $11.1250     $ 9.6250       $0.15               N/A         N/A          N/A
Second Quarter        $11.0000     $10.0000         ---               N/A         N/A          N/A
Third Quarter         $12.3750     $11.0000       $0.15            $11.4375     $8.5000        ---
Fourth Quarter        $12.1250     $11.1250         ---            $10.5000     $9.7500        ---

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth certain information concerning the consolidated financial position and results of operations of the Company at and for the dates indicated. Since the Company had not commenced operations prior to the mutual-to-stock conversion of the Bank in March 1999 the financial information presented for the periods prior to 1999 is that of the Bank only. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented in this report.

                                                                          At September 30,
                                                              -----------------------------------------
                                                                 2000      1999      1998       1997
                                                                 ----      ----      ----       ----
                                                                       (Dollars in Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets                                                    $70,044   $66,445    $59,476   $58,433
Cash and cash equivalents                                         3,792     2,340      2,268     2,146
Investment securities available-for-sale                          8,870     9,816      7,087     8,509
Investment securities held-to-maturity                            7,427     7,484      5,589     5,093
Mortgage-backed securities held-to-maturity                       3,099     3,650      2,584     2,828
Loans receivable, net                                            44,529    41,385     40,513    38,394
Deposits                                                         56,385    53,139     52,724    51,412
FHLB advances                                                     4,250     2,500        500     1,000
Total equity, substantially restricted                            9,263    10,645      6,048     5,715

                                                                       Year Ended September 30,
                                                                 --------------------------------------
                                                                  2000       1999      1998      1997
                                                                  ----       ----      ----      ----
                                                                       (Dollars in Thousands,
                                                                      Except Per Share Amounts)
SELECTED OPERATING DATA:

Interest income                                                   $4,537    $4,292     $4,164   $4,133
Interest expense                                                   2,865     2,665      2,685    2,626
                                                                  ------    ------     ------   ------
     Net interest income                                           1,672     1,627      1,479    1,507

Provision for loan losses                                            ---       ---         25       21
                                                                  ------    ------     ------   ------
     Net interest  income after  provision  for loan losses        1,672     1,627      1,454    1,486

Noninterest income                                                    59       145         75       63
Noninterest expense                                                1,483     1,309      1,104    1,035
                                                                  ------    ------     ------   ------

     Income before income taxes                                      248       463        425      514

Income taxes                                                          78       163        149      182
                                                                  ------    ------     ------   ------

     Net income                                                   $  170    $  300     $  276   $  332
                                                                  ======    ======     ======   ======

Basic income per share                                            $ 0.40    $ 0.58        *        *
                                                                  ======    ======

Diluted income per share                                          $ 0.39    $  ---        *        *
                                                                  ======    ======

Dividends per share                                               $ 0.30    $  ---        *        *
                                                                  ======    ======

                                                               At or For the Year Ended September 30,
                                                              -----------------------------------------
                                                                 2000      1999       1998      1997
                                                                 ----      ----       ----      ----
KEY OPERATING RATIOS:

Performance Ratios:
Return on average assets (net income divided by average
assets)                                                          0.25 %    0.47 %    0.47 %     0.57 %
Return on average equity (net income divided by average
equity)                                                          1.75      3.48      4.64       6.49
Interest rate spread (difference between average yield on
interest-earning assets and average cost of interest-bearing
liabilities)                                                     1.95      2.09      2.24       2.34
Net interest margin (net interest income to average
 interest-earning assets)                                        2.57      2.66      2.62       2.70
Noninterest expense to average total assets                      2.21      2.07      1.88       1.79
Average interest-earning assets to average
 interest-bearing liabilities                                  114.07    112.91    107.87     107.66

Asset Quality Ratios:
Nonperforming loans to loan receivable, net(1)                   0.34      0.33      0.54       0.47
Nonperforming assets to total assets(2)                          0.21      0.21      0.37       0.31
Allowance for loan losses to gross loans receivable              0.62      0.66      0.68       0.64
Allowance for loan losses to nonperforming loans               186.02    203.75    127.82     140.82
Net charge-offs to average outstanding loans                      ---       ---       ---        ---

Capital Ratios:
Tangible                                                        12.32     12.56     10.13       9.82
Core                                                            12.32     12.56     10.13       9.82
Risk-based                                                      26.97     28.11     22.30      22.25
Average equity to average assets                                14.50     13.62     10.12       9.66

                                                                        At September 30,
                                                              --------------------------------------
                                                               2000     1999       1998       1997
                                                               ----     ----       ----       ----
OTHER DATA:
Number of:
  Mortgage loans outstanding                                    1,232     1,191     1,221      1,244
  Deposit accounts                                              7,977     7,674     7,761      7,678
  Full-service offices                                              3         3         3          3

* Operating as a mutual institution
__________________________________
(1)  Nonperforming loans consist of loans accounted for on a nonaccrual basis.
(2)  Nonperforming assets consist of nonaccrual loans.

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

The Company's operating results depend primarily on its net interest income, which is the difference between the income it receives from its loans and investments, and the interest paid on deposits and borrowings. Noninterest income and expenses also affect the Company's operating results. Noninterest income would include such items as loan service fees, service charges and other fees. Noninterest expense would include such items as salaries and benefits, occupancy costs, data processing and other expenses.

Management's discussion and analysis of the financial condition and results of operations is intended to assist in understanding the consolidated financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto.

Operating Strategy
------------------

The business of the Company consists principally of attracting retail deposits from the general public and using these funds to originate and purchase mortgage loans secured by one- to four-family residences generally located in Missouri. To a lesser extent, the Company also originates and purchases multi-family loans and originates commercial real estate loans, land loans, residential construction loans and loans secured by savings accounts. The Company funds its assets primarily with retail deposits, although it occasionally uses advances from the FHLB of Des Moines as a supplemental source of funds.

Operating results depend primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of interest-bearing liabilities, consisting primarily of deposits. Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as financial institutions and the attendant actions of the regulatory authorities.

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

             Basis Point ("bp")                            Net Portfolio Value
                                       ----------------------------------------------------------
              Change in Rates             $ Amount               $ Change              % Change
             ------------------        --------------        ---------------        -------------
                  +300 bp                  $7,295                 $(1,714)               (19)%
                  +200 bp                   7,870                  (1,139)               (13)
                  +100 bp                   8,442                    (567)                (6)
                     0 bp                   9,009                     ---                ---
                  -100 bp                   9,348                     339                  4
                  -200 bp                   9,362                     353                  4
                  -300 bp                   9,502                     493                  5

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

Comparison of Financial Condition at September 30, 2000 and 1999
----------------------------------------------------------------

Total assets increased to $70.0 million at September 30, 2000, from $66.4 million at September 30, 1999. The increase can primarily be attributed to an increase in deposits of $3.2 million and a $l.8 million increase in FHLB advances. Deposits increased principally from an increase in retail certificates of deposits. Maturing investment securities contributed to a $1.0 million decrease in investment portfolio. The majority of the new funds were invested into the loan portfolio, which increased $3.1 million and $560,000 for the construction of a new banking facility located in Kahoka, Missouri. During 2000, $1.4 million of loans were purchased from other institutions. Equity decreased from $10.6 million at September 30, 1999 to $9.3 million at September 30, 2000, primarily from the purchase of treasury stock. During the year ended September 30, 2000, the Company acquired 129,568 shares of its outstanding common stock at a cost of $1.5 million.

Comparison of Operating Results for the Years Ended September 30, 2000 and 1999
-------------------------------------------------------------------------------

Net income. Net income for 2000 decreased $130,000 or 43.3% to $170,000 compared to $300,000 for 1999. Basic income per share dropped from $0.58 for 1999 to $0.40 for 2000. Diluted income per share was $0.39 for 2000.

Net interest income. Net interest income increased 2.8% or $45,000 to $1.7 million for 2000. Interest income increased $245,000 for 2000 as compared to the prior year while interest expense increased $200,000 during the same period. The increase in interest income was due to the increase in interest-earning assets, primarily loans receivable which increased $3.1 million for the period. Interest expense rose due to an increase in deposits of $3.2 million as well as a $1.8 million increase in outstanding FHLB advances. The benefits of this increase in interest-earning assets was partially offset by an increase in cost of funds, mainly due to an increase in interest on FHLB advances of $204,000. Investment yields increased from 6.0% to 6.1% and loan yields decreased from 7.6% to 7.5% from 1999 compared to 2000. For the same period, the cost of deposits remained unchanged. These factors resulted in a decrease of the interest rate spread from 2.09% to 1.95%.

Provision for Loan Losses. The allowance for loan losses remained unchanged from 1999 to 2000 at $280,000. There were no loan losses or recoveries for 2000 or 1999. The allowance represented 0.62% and 0.67% of loans outstanding at 2000 and 1999, respectively. Management believes the overall allowance is adequate to meet any potential losses in the loan portfolio.

Noninterest income. Total noninterest income decreased $86,000 to $59,000 for 2000. The decrease is attributable to a $44,000 gain on the sale of the Kahoka facility in 1999, a $14,000 reduction in the gain on investments called, an $11,000 decrease in service charges and other fees and an $8,000 increase in costs associated with foreclosed real estate.

Noninterest expense. Total noninterest expense increased $174,000 to $1.5 million for 2000. Of the increase, $59,000 was due to increased employee cost which included compensation expenses which are associated with the addition of the SBIP and the addition of one full-time employee. Professional fees rose $64,000 during 2000 primarily for costs associated with being a public company and services in connection with the implementation of the SBIP and the purchase of treasury stock. Other expenses increased $38,000 primarily from administrative costs also associated with being a public company.

Income Taxes. Income taxes decreased $85,000 between 2000 and 1999 as a result of lower income before income taxes in 2000.

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

                                                                  Year Ended September 30,
                                             ------------------------------------------------------------------
                                                            2000                               1999
                                             -------------------------------    -------------------------------
                                                          Interest                           Interest
                                               Average      And     Yield/        Average       And     Yield/
                                             Balance(1)  Dividends   Cost       Balance(1)   Dividends   Cost
                                             ----------  ---------   ----       ----------   ---------   ----
                                                                  (Dollars in Thousands)
Interest-earning assets(2):
  Loans receivable, net                        $42,646    $3,202      7.51%        $40,650    $3,083       7.59%
  Investment securities                         16,703     1,026      6.14          14,407       865       6.00
  Mortgage-backed securities                     3,375       217      6.42           3,079       209       6.77
  FHLB stock                                       397        27      6.74             383        24       6.33
  Interest-bearing deposits                      1,905        66      3.48           2,754       111       4.04
                                               -------    ------                   -------    ------
    Total interest-earning assets               65,026     4,538      6.98          61,273     4,292       7.00

Noninterest-earning assets                       2,065                               1,945
                                               -------                             -------

    Total average assets                       $67,091                             $63,218
                                               =======                             =======

Interest-bearing liabilities:
  Savings accounts                             $12,209       371      3.04         $12,068       371       3.07
  Certificates of deposit                       41,279     2,273      5.51          41,778     2,276       5.45
                                               -------    ------                   -------    ------
    Total average deposits                      53,488     2,644      4.94          53,846     2,647       4.92
  FHLB advances                                  3,519       222      6.33             423        18       4.33
                                               -------    ------                   -------    ------
    Total interest-bearing liabilities          57,007     2,866      5.03          54,269     2,665       4.91


Noninterest-bearing liabilities                    359                                 340
                                               -------                             -------

    Total average liabilities                   57,366                              54,609

Average total equity                             9,725                               8,609
                                               -------                             -------

    Total liabilities and equity               $67,091                             $63,218
                                               =======                             =======

Net interest income                                       $1,672                              $1,627
                                                          ======                              ======

Interest rate spread                                                  1.95%                                2.09%
                                                                      ====                                 ====

Net interest margin                                                   2.57%                                2.66%
                                                                      ====                                 ====

Ratio of average interest-earning assets
  to average interest-bearing liabilities       114.07%                             112.91%
                                               =======                              ======

_______________________________
(1) Average balance for a period are calculated using the average month-end balance during each period.
(2) Interest-earning assets include non-accrual loans and loans 90 days or more past due.

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (iii) effects attributable to changes in rate/volume (changes in rate multiplied by changes in volume); and, (iv) to the net change.

                                                              Years Ended September 30,
                                        -----------------------------------------------------------------------
                                              2000 Compared to 1999                1999 Compared to 1998
                                           Increase (Decrease) Due to           Increase (Decrease) Due to
                                        -----------------------------------  ----------------------------------
                                                            Rate/                               Rate/
                                         Rate    Volume    Volume     Net    Rate    Volume    Volume     Net
                                        ------  --------  --------   -----  ------  --------  --------   -----
                                                                (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net                  $(30)     $151       $ (2)   $119   $(108)     $111     $ (4)     $ (1)
  Investment securities                    20       138          3     161     (27)      116       (4)       85
  Mortgage-backed securities              (10)       20         (1)      9      (5)       19      ---        14
  FHLB stock                                2         1        ---       3      (2)       (3)     ---        (5)
  Interest-earning deposits               (16)      (34)         5     (45)    (17)       65      (14)       34
                                         ----      ----       ----    ----   -----      ----     ----      ----
    Total net change in income
      on interest-earning assets          (34)      276          5     247    (159)      308      (22)      127


Interest-bearing liabilities:
  Savings accounts                         (3)        4        ---       1      17        23        1        41
  Certificates of deposit                  24       (27)       ---      (3)   (116)       53       (2)      (65)
                                         ----      ----       ----    ----   -----      ----     ----      ----
    Total average deposits                 21       (23)       ---      (2)    (99)       76       (1)      (24)
  FHLB advances                             9       132         63     204      (4)        9       (2)        3
                                         ----      ----       ----    ----   -----      ----     ----      ----
    Total net change in expense
      on interest-bearing liabilities      30       109         63     202    (103)       85       (3)      (21)
                                         ----      ----       ----    ----   -----      ----     ----      ----

Net change in net
  interest income                        $(64)     $167       $(58)   $ 45   $ (56)     $223     $(19)     $148
                                         ====      ====       ====    ====   =====      ====     ====      ====

Liquidity and Capital Resources
-------------------------------

The Company's primary sources of funds are maturities and prepayments of investment securities, customer deposits, proceeds from principal and interest payments on loans and FHLB advances. While investment securities maturities and scheduled amortization of loans are a predictable source of funds, deposit flows, investment securities prepayments and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At September 30, 2000, cash and interest-bearing deposits totaled $3.8 million, or 5.41% of total assets, and investment securities classified as available-for-sale totaled $8.9 million. At September 30, 2000, the Company had outstanding advances of $4.3 million under an available credit line of $24.8 million with the FHLB.

Office of Thrift Supervision regulations require savings institutions to maintain an average daily balance of liquid assets (cash and eligible investments) equal to at least 4.0% of the average daily balance of its net withdrawals, deposits and short-term borrowings. The Company's actual liquidity ratio at September 30, 2000, was 24.14%.

Liquid funds necessary for normal daily operations are maintained with the FHLB. Excess funds over balances required to cover bank charges for services are transferred to time deposit accounts at the FHLB. At September 30, 2000, the Company and its subsidiaries held $2.5 million in excess funds in time deposit accounts at the FHLB.

The Company uses its sources of funds primarily to fund loan commitments and to pay deposit withdrawals. At September 30, 2000, the Company had commitments to originate loans aggregating approximately $414,000. As of September 30, 2000, certificates of deposit amounted to $44.6 million or 79.0% of total deposits, including $30.6 million, which are scheduled to mature in less than one year. Historically, the Company has been able to retain a significant amount of its deposits as they mature. The Company believes it has adequate resources to fund all loan commitments through deposit growth by adjusting the offering rates of certificates to retain deposits in changing interest rate environments or, if necessary, through FHLB advances.

Net cash provided by operating activities for the Company during the year ended September 30, 2000, was $313,000. Net income of $170,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $2.2 million. The largest component of cash used in investing activities was the origination and purchase of mortgage loans. Net cash provided by financing activities was $3.3 million. The largest component of cash provided by financing activities was the net increase in deposits.

The Company is not subject to any regulatory capital requirements. The Bank is subject to certain capital requirements imposed by the OTS. The Bank satisfied these requirements at September 30, 2000. See Note J of the Consolidated Financial Statements.

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

                [LETTERHEAD OF MOORE, HORTON & CARLSON, P.C.]


                         INDEPENDENT AUDITORS' REPORT

Board of Directors
PFSB Bancorp, Inc.
Palmyra, Missouri

We have audited the accompanying consolidated statements of financial condition of PFSB Bancorp, Inc. ("Company") as of September 30, 2000 and 1999 and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                             /s/ Moore, Horton & Carlson, P.C


Mexico, Missouri
November 27, 2000

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                    September 30
                                                                                 2000          1999
                                                                             --------------------------
ASSETS
Cash (includes interest-bearing deposits of $3,490,424 and
 $1,866,765, respectively)                                                   $ 3,792,322   $ 2,340,403
Investment securities--Note B
   Available-for-sale, at fair value                                           8,869,799     9,816,351
   Held-to-maturity (fair value of $7,217,291 and $7,255,444, respectively)    7,426,755     7,484,079
Mortgage-backed securities held-to-maturity (fair value of $3,007,600
 and $3,573,973, respectively)--Note C                                         3,099,151     3,650,255
Stock in Federal Home Loan Bank of Des Moines ("FHLB")                           402,900       391,200
Loans receivable--Note D                                                      44,529,174    41,384,851
Accrued interest receivable--Note E                                              600,396       617,378
Premises and equipment--Note F                                                 1,082,390       521,190
Foreclosed real estate--Note D                                                   104,653        99,521
Other assets                                                                     136,000       139,653
                                                                             -----------   -----------
                                                               TOTAL ASSETS  $70,043,540   $66,444,881
                                                                             ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits--Note G                                                          $56,384,648   $53,138,995
   Advances from FHLB--Note H                                                  4,250,000     2,500,000
   Advances from borrowers for property taxes and insurance                       50,784        52,185
   Other liabilities                                                              95,527       108,475
                                                                             -----------   -----------
                                                          TOTAL LIABILITIES   60,780,959    55,799,655

Commitments and contingencies--Note M and P

Stockholders' Equity--Notes J and N
   Preferred stock, $.01 par value, 1,000,000 shares authorized,
    none issued                                                                      ---           ---
   Common stock, $.01 par value, 5,000,000 shares authorized,
    559,000 shares issued                                                          5,590         5,590
   Additional paid-in capital                                                  4,929,502     4,975,544
   Retained earnings - substantially restricted                                6,348,256     6,316,932
   Accumulated other comprehensive loss                                         (197,448)     (228,000)
   Unearned ESOP shares                                                         (380,120)     (424,840)
   Unearned SBIP shares                                                         (206,270)          ---
   Treasury stock at cost (107,208 shares)                                    (1,236,929)          ---
                                                                             -----------   -----------
                                                 TOTAL STOCKHOLDERS' EQUITY    9,262,581    10,645,226
                                                                             -----------   -----------
                                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $70,043,540   $66,444,881
                                                                             ===========   ===========

See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended September 30, 2000 and 1999

                                                                         Accumulated
                                                                            Other
                                                  Additional            Comprehensive  Unearned   Unearned               Total
                                          Common   Paid-In    Retained     Income        ESOP       SBIP    Treasury   Stockholders'
                                          Stock    Capital    Earnings     (loss)       Shares     Shares     Stock     Equity
                                         -------------------------------------------------------------------------------------------
                    BALANCE AT
            SEPTEMBER 30, 1998           $  --- $      ---  $6,017,345  $   30,632   $     ---  $     ---   $      ---  $ 6,047,977

Comprehensive income:
   Net income                               ---        ---     299,587         ---         ---        ---          ---      299,587
   Other comprehensive income
    (loss) - unrealized loss on
    securities available-for-sale,
    net of reclassification adjustments
    for amounts included in net income,
    net of taxes of $152,067                ---        ---         ---    (258,632)        ---        ---          ---     (258,632)
                                         ------ ----------  ----------  ----------   ---------  ---------  -----------  -----------
Total comprehensive income                  ---        ---     299,587    (258,632)        ---        ---          ---       40,955
                                         ------ ----------  ----------  ----------   ---------  ---------  -----------  -----------

Net proceeds from issuance of
 common stock--Note N                     5,590  4,976,173         ---         ---         ---        ---          ---    4,981,763
Common stock issued to
 ESOP--Note K                               ---        ---         ---         ---    (447,200)       ---          ---     (447,200)
Release of ESOP shares                      ---       (629)        ---         ---      22,360        ---          ---       21,731
                                         ------ ----------  ----------  ----------   ---------  ---------  -----------  -----------
                    BALANCE AT
            SEPTEMBER 30, 1999            5,590  4,975,544   6,316,932    (228,000)   (424,840)       ---          ---   10,645,226

Comprehensive income:
   Net income                               ---        ---     170,365         ---         ---        ---          ---      170,365
   Other comprehensive income
    (loss) - unrealized loss on
    securities available-for-sale,
    net of reclassification adjustments
    For amounts included in net income,
    net of taxes of $19,250                 ---        ---         ---      30,552         ---        ---          ---       30,552
                                         ------ ----------  ----------  ----------   ---------  ---------  -----------  -----------
Total comprehensive income                  ---        ---     170,365      30,552         ---        ---          ---      200,917
                                         ------ ----------  ----------  ----------   ---------  ---------  -----------  -----------
Purchase of Treasury Stock                  ---        ---         ---         ---         ---        ---   (1,516,429)  (1,516,429)
Adoption of SBIP - Note K                   ---    (50,310)        ---         ---         ---   (229,190)     279,500          ---
Amortization of SBIP                        ---        ---         ---         ---         ---     22,920          ---       22,920
Dividens paid ($.30 per share)              ---        ---    (139,041)        ---         ---        ---          ---     (139,041)
Release of ESOP shares                      ---      4,268         ---         ---      44,720        ---          ---       48,988
                                         ------ ----------  ----------  ----------   ---------  ---------  -----------  -----------
                    BALANCE AT
               SEPTEMBER 30, 2000        $5,590 $4,929,502  $6,348,256  $ (197,448)  $(380,120) $(206,270) $(1,236,929) $ 9,262,581
                                         ====== ==========  ==========  ==========   =========  =========  ===========  ===========

See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME

                                                                             Year Ended September 30
                                                                                2000          1999
                                                                             -------------------------
Interest Income
   Mortgage loans                                                             $3,159,930    $3,050,082
   Consumer and other loans                                                       41,798        33,041
   Investment securities                                                       1,052,731       888,652
   Mortgage-backed securities                                                    216,622       208,412
   Interest-bearing deposits                                                      66,238       111,263
                                                                              ----------    ----------
      Total Interest Income                                                    4,537,319     4,291,450

Interest Expense
   Deposits--Note G                                                            2,641,861     2,646,497
   Advances from FHLB                                                            222,765        18,311
                                                                              ----------    ----------
      Total Interest Expense                                                   2,864,626     2,664,808
                                                                              ----------    ----------
      Net Interest Income                                                      1,672,693     1,626,642

Provision for Loan Losses--Note D                                                    ---           ---
                                                                              ----------    ----------
      Net Interest Income After Provision
        for Loan Losses                                                        1,672,693     1,626,642

Noninterest Income
   Service charges and other fees                                                 58,369        69,855
   Gain on sale of investments                                                       ---        13,750
   Gain (loss) on sale of premises and equipment                                  (2,595)       43,838
   Net expense of foreclosed real estate                                         (12,024)       (4,002)
   Other                                                                          15,354        21,104
                                                                              ----------    ----------
      Total Noninterest Income                                                    59,104       144,545

Noninterest Expense
   Employee compensation and benefits                                            726,660       667,404
   Occupancy costs                                                               157,926       142,046
   Advertising                                                                    49,728        43,318
   Data processing                                                                96,898        93,997
   Federal insurance premiums                                                     16,843        31,659
   Professional fees                                                             143,306        79,342
   Directors' fees                                                                62,960        59,830
   Other                                                                         229,111       191,004
                                                                              ----------    ----------
      Total Noninterest Expense                                                1,483,432     1,308,600
                                                                              ----------    ----------
                                                 INCOME BEFORE INCOME TAXES      248,365       462,587
Income Taxes--Note I                                                              78,000       163,000
                                                                              ----------    ----------
                                                                 NET INCOME   $  170,365    $  299,587
                                                                              ==========    ==========

Basic Income Per Share                                                        $     0.40    $     0.58
                                                                              ==========    ==========

Diluted Income Per Share                                                      $     0.39    $      ---
                                                                              ==========    ==========

See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Year Ended September 30
                                                                                 2000        1999
                                                                             -------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income                                                                    $170,365     $299,587
   Adjustments to reconcile net income to net cash
    provided by operating activities
     Depreciation and amortization                                                 73,505       63,200
     Amortization of premiums and discounts                                        (2,933)      (2,290)
     Loan fee amortization and payoffs                                               (113)      (2,665)
     Deferred income taxes                                                        (25,400)     (10,500)
     Gain on sale of investments                                                      ---      (13,750)
     Loss (gain) on sale of premises and equipment                                  2,595      (43,838)
     Loss (gain) on sale of foreclosed real estate                                  9,721       (9,179)
     ESOP shares released                                                          48,988       21,731
     Amortization of SBIP                                                          22,920          ---
     Change to assets and liabilities
      increasing (decreasing) cash flows
        Accrued interest receivable                                                16,981     (173,469)
        Other assets                                                                3,653      (84,121)
        Other liabilities                                                          (6,795)     116,704
                                                                                 --------     --------

                                                       NET CASH PROVIDED BY
                                                       OPERATING ACTIVITIES       313,487      161,410

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of investment securities,
    held-to-maturity                                                                  ---   (5,912,569)
   Proceeds from maturities and calls of investment
    securities, held-to-maturity                                                   60,000    4,026,957
   Purchase of investment securities,
    available-for-sale                                                                ---   (8,676,659)
   Proceeds from maturities and calls of investment
    securities, available-for-sale                                              1,000,000    5,545,000
   Purchase of mortgage-backed securities                                             ---   (1,722,343)
   Principal collected on mortgage-backed securities                              547,713      654,352
   Purchase of FHLB stock                                                         (11,700)     (17,700)
   Loans originated, net of repayments                                         (1,857,652)     929,243
   Purchase of mortgage loans                                                  (1,401,578)  (1,985,032)
   Proceeds from sale of education loans                                           99,018       43,343
   Purchase of premises and equipment                                            (638,999)     (78,112)
   Proceeds from sales of foreclosed real estate                                    2,826       52,666
   Expenditures on foreclosed real estate                                          (1,677)         ---
   Proceeds from sale of premises and equipment                                     1,700       99,925
                                                                                 --------     --------

                                                           NET CASH USED IN
                                                       INVESTING ACTIVITIES    (2,200,349)  (7,040,929)

PFSB Bancorp, Inc.

                                                                            Year Ended September 30
                                                                               2000           1999
                                                                            -------------------------
CASH FLOWS FROM FINANCING ACTIVITIES

   Net increase in deposits                                                 $ 3,245,653    $  415,227
   Advances from FHLB
      Borrowings                                                              5,750,000     2,500,000
      Repayments                                                             (4,000,000)     (500,000)
   Net increase (decrease) in advances for
    taxes and insurance                                                          (1,402)        1,966
   Proceeds from sale of common stock                                               ---     4,981,763
   Loan to ESOP                                                                     ---      (447,200)
   Payments of dividends                                                       (139,041)          ---
   Purchase of treasury stock                                                (1,516,429)          ---
                                                                            -----------    ----------
                                                      NET CASH PROVIDED BY
                                                      FINANCING ACTIVITIES    3,338,781     6,951,756
                                                                            -----------    ----------
                                                      NET INCREASE IN CASH    1,451,919        72,237
   Cash, beginning of period                                                  2,340,403     2,268,166
                                                                            -----------    ----------

                                                       CASH, END OF PERIOD  $ 3,792,322    $2,340,403
                                                                            ===========    ==========


SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION

   Cash paid for
      Interest on deposits                                                  $ 2,635,046    $2,646,656
                                                                            ===========    ==========

      Interest on FHLB advances                                             $   215,560    $   14,669
                                                                            ===========    ==========

      Income tax                                                            $    93,407    $  175,000
                                                                            ===========    ==========

   Noncash investing and financing activities are as follows
      Loans to facilitate sales of real estate                              $   154,994    $   42,300
                                                                            ===========    ==========

      Foreclosed real estate acquired by foreclosure or deed in lieu of
          foreclosure                                                       $    66,580    $  185,308
                                                                            ===========    ==========

      Adoption of SBIP shares of common stock                               $   279,500    $      ---
                                                                            ===========    ==========

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

Investment Securities: Investment securities are classified as held-to-maturity,
---------------------
which are recorded at amortized cost, or available-for-sale. Securities designated as held-to-maturity are designated as such because the Company has the ability and the intent to hold these securities to maturity. Securities designated as available-for-sale provide the investor with certain flexibility in managing its investment portfolio. Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of stockholders' equity.

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

Mortgage-backed Securities: Mortgage-backed securities represent participating
--------------------------
interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. These securities are recorded at amortized cost. Gains and losses on sales of mortgage-backed securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the amortized costs of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using a method which approximates the interest method over the period to maturity.

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

Risk and Uncertainties: The Company is a community-oriented financial
----------------------
institution which provides traditional financial services within the areas it serves. The Company is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one- to four-family residential mortgage loans located primarily in Northeastern Missouri. The Company's principal market area consists of rural communities and substantially all of the Company's loans are to residents of or secured by properties located in its principal lending area other than purchased participation interests in residential, multi-family and commercial real estate loans, generally secured by property located in Missouri. Accordingly, the ultimate collectibility of the Company's loan portfolio is dependent upon market conditions in that area. This geographic concentration is considered in management's establishment of the allowance for loan losses.

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

Net Income Per Share: Basic income per share is based upon the weighted average
--------------------
number of common shares outstanding during the periods presented. Diluted income per share include the effects of all dilutive potential common shares outstanding during each period.

New Accounting Standards:  In June 1998, the Financial Accounting Standards
------------------------
Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The FASB has deferred implementation of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company does not expect the statement to have a significant effect on the consolidated financial statements.

In September 2000, FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments and Liabilities. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. This Statement will be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company does not expect the statement to have a significant effect on the consolidated financial statements.

Reclassification:  Certain  amounts in the prior periods consolidated financial
----------------
statements have been reclassified to conform with the current year presentation.

NOTE B--INVESTMENT SECURITIES

                                                                       Gross Unrealized
                                                          Amortized   --------------------      Fair
                                                             Cost       Gains      Losses       Value
                                                        ------------------------------------------------
Available-for-sale:
   U.S. Government agency obligations
     September 30, 2000                                   $ 9,181,999   $  ---     $312,200    $8,869,799
                                                          ===========   ======     ========    ==========
     September 30, 1999                                   $10,178,351   $  ---     $362,000    $9,816,351
                                                          ===========   ======     ========    ==========
Held-to-Maturity:
   September 30, 2000
      U.S. Government agency obligations                  $ 6,916,755   $  ---     $211,355    $6,705,400
      State and local obligations                             510,000    2,182          291       511,891
                                                          -----------   ------     --------    ----------
                                                          $ 7,426,755   $2,182     $211,646    $7,217,291
                                                          ===========   ======     ========    ==========
   September 30, 1999
      U.S. Government agency obligations                  $ 6,914,079   $  ---     $231,738    $6,682,341
      State and local obligations                             570,000    3,481          378       573,103
                                                          -----------   ------     --------    ----------
                                                          $ 7,484,079   $3,481     $232,116    $7,255,444
                                                          ===========   ======     ========    ==========

The scheduled contractual maturities of debt securities at September 30, 2000, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                     Available-for-Sale           Held-to-Maturity
                                                   ------------------------    -----------------------
                                                    Amortized       Fair        Amortized      Fair
                                                      Cost         Value          Cost        Value
                                                   ------------------------    -----------------------
Amounts maturing:
   One year or less                                 $      ---   $      ---    $  110,000   $  110,253
   After one year through five years                 4,793,811    4,664,458     5,363,368    5,243,005
   After five years through ten years                4,388,188    4,205,341     1,153,387    1,114,173
   After ten years                                         ---          ---       800,000      749,860
                                                   -----------  -----------   -----------  -----------
                                                    $9,181,999   $8,869,799    $7,426,755   $7,217,291
                                                   ===========  ===========   ===========  ===========

During 1999, securities available-for-sale were called for redemption with proceeds of resulting in gross realized gain of $6,509. There were no securities called during 2000.

During 1999, securities held-to-maturity were called for redemption with proceeds of $3,830,000, resulting in a gross realized gain of $7,242. There were no securities called during 2000.

Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $1,795,439 and $1,994,074 and fair value of $1,721,014 and $1,964,949 at September 30, 2000 and 1999, respectively.

NOTE C--MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held-to-maturity consist of the following:

                                                                        Gross Unrealized
                                                        Amortized   ------------------------   Fair
                                                          Cost          Gains      Losses      Value
                                                      --------------------------------------------------
September 30, 2000
   GNMA                                                 $  325,555     $ 5,011    $    470   $  330,096
   FNMA                                                  1,128,539       2,904      43,427    1,088,016
   FHLMC                                                 1,620,932       2,995      56,558    1,567,369
   SBA                                                      24,125         ---       2,006       22,119
                                                        ----------     -------    --------   ----------
                                                        $3,099,151     $10,910    $102,461   $3,007,600
                                                        ==========     =======    ========   ==========
September 30, 1999
   GNMA                                                 $  363,606     $ 7,738    $    280   $  371,064
   FNMA                                                  1,289,433       4,684      38,383    1,255,734
   FHLMC                                                 1,970,983      11,943      60,033    1,922,893
   SBA                                                      26,233         ---       1,951       24,282
                                                        ----------     -------    --------   ----------
                                                        $3,650,255     $24,365    $100,647   $3,573,973
                                                        ==========     =======    ========   ==========

The amortized cost and fair value of mortgage-backed securities at September 30, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                              Amortized       Fair
                                                                 Cost         Value
                                                             ------------------------
Amounts maturing:
   One year or less                                           $    2,957    $    2,662
   After one year through five years                             249,878       245,944
   After five years through ten years                            538,651       521,482
   After ten years                                             2,307,665     2,237,512
                                                              ----------    ----------
                                                              $3,099,151    $3,007,600
                                                              ==========    ==========

Mortgage-backed securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $608,024 and $703,369 and fair value of $602,686 and $700,825 at September 30, 2000 and 1999, respectively.

NOTE D--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:

                                                                                2000           1999
                                                                            -------------------------
Mortgage loans:
   One- to four-family residences                                           $39,227,919   $37,600,376
   Multi-family                                                                 910,650       327,880
   Commercial                                                                 2,743,993     2,439,996
   Construction                                                               1,465,712     1,085,712
   Land                                                                         382,273       408,469
                                                                            -----------   -----------
                                                                             44,730,547    41,862,433
  Less undisbursed portion of mortgage loans                                    480,733       681,161
                                                                            -----------   -----------
                                                                             44,249,814    41,181,272
Consumer and other loans:
   Savings                                                                      511,498       364,434
   Education                                                                     44,802       111,885
   Other                                                                          4,469         8,782
                                                                            -----------   -----------
                                                                                560,769       485,101
                                                                            -----------   -----------
                                                                             44,810,583    41,666,373
Less:
   Net deferred loan-origination fees                                             1,409         1,522
   Allowance for loan losses                                                    280,000       280,000
                                                                            -----------   -----------
                                                                                281,409       281,522
                                                                            -----------   -----------
Loans receivable                                                            $44,529,174   $41,384,851
                                                                            ===========   ===========

In the normal course of business, the Company has made loans to its directors and officers. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and does not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors, officers and employees total approximately $547,000 and $543,000 at September 30, 2000 and 1999, respectively.

The Company had loans serviced by others amounting to $7,077,655 and $6,873,192 at September 30, 2000 and 1999, respectively.

Allowance for loan losses was $280,000 at September 30, 2000 and 1999. There was no provision for loan losses for years ended September 30, 2000 or 1999.

There was no impaired loans at September 30, 2000 and 1999. The average recorded investment in impaired loans during the year ended September 30, 2000 and 1999 was $-0- and $8,696, respectively. The related interest income that would have been recorded had the loans been current in accordance with their original terms amounted to approximately $-0- and $7,000 at September 30, 2000 and 1999, respectively. The amount of interest included in interest income on such loans for the year ended September 30, 2000 and 1999, amounted to approximately $-0-and $7,000, respectively.

There was no allowance for losses on foreclosed real estate at September 30, 2000 and 1999.

NOTE E--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consist of the following at September 30:

                                                                                   2000         1999
                                                                                ----------------------
Loans                                                                             $250,874    $261,260
Investments securities                                                             321,766     323,489
Mortgage-backed securities                                                          27,756      32,629
                                                                                  --------    --------
                                                                                  $600,396    $617,378
                                                                                  ========    ========

NOTE F--PREMISES AND EQUIPMENT

Premises and equipment consist of the following at September 30:

                                                                                   2000         1999
                                                                                ----------------------
Land                                                                            $   74,340    $ 72,958
Building and improvements                                                        1,000,480     448,595
Furniture and equipment                                                            493,979     438,492
                                                                                ----------    --------
                                                                                 1,568,799     960,045
Less accumulated depreciation and amortization                                     486,409     438,855
                                                                                ----------    --------
                                                                                $1,082,390    $521,190
                                                                                ==========    ========

NOTE G--DEPOSITS

Deposit account balances are summarized as follows at September 30:

                                          Weighted
                                        Average Rate
                                      At September 30,             2000                   1999
                                                          ----------------------------------------------
                                            2000             Amount       %         Amount       %
                                      -----------------   ----------------------------------------------
NOW                                         2.49 %        $ 2,635,832     4.7 %   $ 2,039,278    3.8 %
Money Market                                4.00            1,271,609     2.3       1,281,203    2.4
Passbook savings                            3.00            7,885,991    14.0       8,473,576   16.0
                                                          -----------    ----     -----------  -----
                                            2.99           11,793,432    21.0      11,794,057   22.2

Certificates of deposit:
  4.00 to 4.99%                             4.87            3,957,312     7.0      15,841,502   29.8
  5.00 to 5.99%                             5.50           17,608,359    31.2      18,456,977   34.7
  6.00 to 6.99%                             6.45           16,883,234    29.9       7,046,459   13.3
  7.00 to 7.99%                             7.00            6,142,311    10.9             ---    ---
                                                           ----------    ----     -----------  -----
                                            6.01           44,591,216    79.0      41,344,938   77.8
                                                          -----------    ----     -----------  -----
                                            5.46 %        $56,384,648   100.0 %   $53,138,995  100.0 %
                                                          ===========   =====     ===========  =====

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $3,449,658 and $2,406,000 at September 30, 2000 and
1999, respectively. Deposits over $100,000 are not federally insured.

The Company held deposits of approximately $1,794,000 and $1,648,000 for its directors, officers and employees at September 30, 2000 and 1999, respectively.

At September 30, 2000, contractual maturities of certificates of deposit are as follows:

     Stated                                              Year Ended September 30
 Interest Rate                          2001         2002         2003          2004         2005
----------------                     -----------------------------------------------------------------
4.00 to 4.99%                        $ 3,015,873   $  941,439    $      ---   $      ---    $      ---
5.00 to 5.99%                         13,752,439    1,279,511       649,148    1,439,662       487,599
6.00 to 6.99%                          9,251,332    2,118,290     3,434,537      557,482     1,521,593
7.00 to 7.99%                          4,589,313    1,552,998           ---          ---           ---
                                     -----------   ----------    ----------   ----------    ----------
                                     $30,608,957   $5,892,238    $4,083,685   $1,997,144    $2,009,192
                                     ===========   ==========    ==========   ==========    ==========

Interest expense on deposits is as follows:

                                                                             Year Ended September 30
                                                                                2000          1999
                                                                             -------------------------
NOW, Money Market and Passbook savings accounts                              $   415,136    $  370,347
Certificate accounts                                                           2,272,888     2,276,150
                                                                             -----------    ----------
                                                                             $ 2,688,024    $2,646,497
                                                                             ===========    ==========

NOTE H--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES

Advances from FHLB, with weighted average interest rates and scheduled maturities, consist of the following at September 30:

                                                                                   2000       1999
                                                                               ----------------------
5.84% due on or before February 9, 2000                                        $      ---  $1,000,000
5.94% due on or before March 22, 2000                                                 ---   1,500,000
6.47% due on or before October 18, 2000                                           500,000         ---
6.35% due on or before December 15, 2000                                        1,000,000         ---
6.93% due on or before January 29, 2001                                         1,000,000         ---
6.87% due on or before February 5, 2001                                         1,000,000         ---
6.88% due on or before April 30, 2001                                             750,000         ---
                                                                               ----------  ----------
                                                                               $4,250,000  $2,500,000
                                                                               ==========  ==========

Maturities of FHLB advances are all due within one year.

The Company has signed a blanket pledge agreement with the FHLB under which it can draw advances of unspecified amounts. The Company must hold an unencumbered portfolio of eligible one- to four-family residential mortgages with a book value of not less than 150% of the indebtedness.

NOTE I--INCOME TAXES

Components of income tax expense are as follows:

                                                                             Year Ended September 30
                                                                                   2000         1999
                                                                             -------------------------
Current                                                                         $103,400      $173,500
Deferred benefit                                                                 (25,400)      (10,500)
                                                                                --------      --------
                                                                                $ 78,000      $163,000
                                                                                ========      ========

In addition, the Company recorded deferred income tax to equity relating to unrealized gains and losses on investment securities available-for-sale of $19,250 and $152,067 for the years ended September 30, 2000 and 1999, respectively.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                                                                     Year Ended September 30
                                                                    2000                 1999
                                                             ------------------------------------------
                                                              Amount        %      Amount         %
                                                             ------------------------------------------
Income tax expense at statutory rates                         $84,444      34.0%   $157,280      34.0%
Increase (decrease) resulting from:
  State income taxes, net of federal benefit                    9,900       4.0      15,114       3.3
  Tax exempt income, net of related expenses                   (9,859)     (4.0)     (9,163)     (2.0)
  Rate differential from federal graduated tax rates           (6,444)     (2.6)        ---      (0.0)
  Other, net                                                      (41)     (0.0)       (231)     (0.1)
                                                              -------      ----    --------      ----
                                                              $78,000      31.4%   $163,000      35.2%
                                                              =======      ====    ========      ====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities included in other liabilities at September 30 are as follows:

                                                                                     2000        1999
                                                                                  --------------------
Deferred tax assets
  Allowance for loan losses                                                       $ 64,100    $ 50,850
  Deferred loan fees                                                                   500         560
  Accrued vacation                                                                   7,400       3,710
  Unearned SBIP                                                                      8,500         ---
  Unrealized loss on available-for-sale securities                                 114,750     134,000
Deferred tax liabilities
  Depreciation                                                                     (40,900)    (40,920)
  FHLB stock dividend                                                              (45,200)    (45,200)
                                                                                  --------    --------
                                                       NET DEFERRED TAX ASSET     $109,150    $103,000
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

Quantitative measures established by regulation to insure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to adjusted assets (all as defined in the regulations). Management believes, as of September 30, 2000 that the Bank meets all capital adequacy requirements to which it is subject.

Based on its regulatory capital ratios at September 30, 2000 the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                        To Be Well
                                                                                    Capitalized Under
                                                                For Capital         Prompt Corrective
                                            Actual           Adequacy Purposes      Action Provisions
                                       -----------------   -----------------------  -------------------
                                       Amount   Ratio         Amount   Ratio         Amount    Ratio
                                       ----------------------------------------------------------------
                                                            (Dollars in thousands)
As of September 30, 2000
   Total Risk-Based Capital
    (to Risk Weighted Assets)           $8,937   26.97 %  *    $2,651    8.0 %    *    $3,314  10.0 %
   Tier 1 Capital
    (to Risk Weighted Assets)            8,657   26.13    *     1,325    4.0      *     4,214   6.0
   Tier 1 Capital
    (to Adjusted Assets)                 8,657   12.32    *     2,107    3.0      *     3,512   5.0
   Tangible Capital
    (to Adjusted Assets)                 8,657   12.32    *     1,054    1.5              N/A   N/A

As of September 30, 1999
   Total Risk-Based Capital
    (to Risk Weighted Assets)           $8,657   28.11     *   $2,464    8.0      *    $3,080  10.0
   Tier 1 Capital
    (to Risk Weighted Assets)            8,377   27.20     *    1,232    4.0      *     4,000   6.0
   Tier 1 Capital
    (to Adjusted Assets)                 8,377   12.56     *    2,000    3.0      *     3,334   5.0
   Tangible Capital
    (to Adjusted Assets)                 8,377   12.56     *    1,000    1.5              N/A   N/A

*  Greater than or equal to

Reconciliation of equity and regulatory risk-based capital is as follows at September 30:

                                                                                       2000        1999
                                                                                      ------------------
                                                                                       (In thousands)
Equity                                                                                 $8,460     $8,149
Unrealized loss on securities, net of taxes                                               197        228
General valuation allowance                                                               280        280
                                                                                       ------     ------
Regulatory risk-based capital                                                          $8,937     $8,657
                                                                                       ======     ======


NOTE K--EMPLOYEE BENEFITS

The Company has a 401(k) salary reduction plan that covers all employees meeting specific age and length of service requirements. Under the plan, the Company matches participant contributions at the rate of 50% up to 4% of the participants' annual compensation. Pension costs recognized under the plan totaled $9,500, and $9,019 for the years ended September 30, 2000 and 1999, respectively.

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

Effective with the date of the stock conversion the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 2000 and 1999 was $35,543 and $21,731 respectively. The fair value of unreleased shares based on the market price of the Company's stock was $460,896 and $419,530 at September 30, 2000 and 1999 respectively.

The number of ESOP shares are summarized as follows at September 30:

                                                                                       2000     1999
                                                                                      ----------------
Shares released for allocation                                                          6,708    2,236
Unreleased shares                                                                      38,012   42,484
                                                                                      -------   ------
                                                                                       44,720   44,720
                                                                                      =======   ======

The Company has entered into three year employment agreements with certain members of management. Under the agreements, the Company will pay the members their initial base salaries, which may be increased at the discretion of the Board of Directors. Additionally, the agreements provide for severance payments if employment is terminated following a change in control. These payments will be equal fo 2.99 times their average annual compensation paid during the five years immediately preceding the change in control.

The Board of Directors adopted and the shareholders subsequently approved (January 27, 2000) the PFSB Bancorp, Inc. Bancorp, Inc. 2000 Stock-Based Incentive Plan ("SBIP"). The purpose of the SBIP is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors of the Company and Palmyra Savings, with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholder's concerns, and reward employees for outstanding performance.

The SBIP authorizes the granting of options to purchase common stock of the Company and awards of restricted shares of common stock. Subject to certain adjustments to prevent dilution of awards to participants, the number of shares of common stock reserved for awards under the SBIP is 78,260 shares, consisting of 55,900 shares reserved for options and 22,360 shares reserved for restricted stock awards. All employees and non-employee directors of the Company and its affiliates are eligible to receive awards under the SBIP. The SBIP will be administered by a committee consisting of members of the Board of Directors who are not employees of the Company or its affiliates.

On April 6, 2000, the Company granted options for 44,720 shares at $10.25 per share and awarded the 22,360 shares reserved for restricted stock awards.

The options will enable the recipient to purchase stock at the exercise price above. The options will vest over three years following date of grant and are exercisable for up to 10 years. No options have vested at September 30, 2000.

The restricted stock award does not require any payment by the recipient and will vest over five years beginning after the award. The Company funded the restricted stock award with Treasury Stock which was purchased at a price above the fair market value of the Company's stock at the award date resulting in an increase in additional paid-in capital of $50,316. Amortization of the award resulted in a charge to compensation and benefit expense of $22,920 in 2000.

The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to disclose pro forma net income and income per share as if the fair value-based method defined in SFAS No. 123 has been applied, while continuing to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, under which compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provided the pro forma disclosure provisions of SFAS No. 123. Had compensation expense for the Company's incentive and nonstatutory stock options been determined based upon the fair value of the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings and diluted earnings per share would have been reduced by approximately $32,818 and $0.04 per share for the year ended September 30, 2000.

Following is a summary of the fair values of options granted using the Black-Sholes option-pricing model for the year ended September 30, 2000:

Fair value at grant date                                                                         $7.23
Assumptions:
     Dividend yield                                                                               0.75%
     Volatility                                                                                  39.37%
     Risk-free interest rate                                                                      6.02%
     Expected life                                                                            10 years

Pro forma net earnings reflect only options granted and vested in fiscal 2000. Therefore, the full impact of calculating compensation expense for stock options under SFAS is not reflected in the pro forma net earnings amount presented above because compensation expense is reflected over the options' vesting period.

NOTE L--INCOME PER SHARE

The shares used in calculation of basic and diluted income per share area as follows:

                                                                              Year Ended September 30
                                                                                 2000        1999
                                                                              -----------------------
Weighted average common shares outstanding                                     429,317      514,754
Stock options and SBIP                                                           2,786          ---
                                                                               -------      -------
                                                                               432,103      514,754
                                                                               =======      =======

NOTE M--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

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

The Company had the following outstanding commitments at September 30:


                                                                                   2000       1999
                                                                                 ----------------------
Undisbursed portion of mortgage loans                                            $ 480,733    $681,161
Undisbursed portion of purchased loans                                           1,228,231         ---
Commitments to originate mortgage loans with variable or pending interest          392,300     787,900
rates

Commitments to originate mortgage loan with fixed interest rate of 9.25% and
 8.125% at September 30, 2000 and 1999, respectively                                22,000       3,500
Undisbursed portion of nonmortgage loans                                             7,686      10,278
                                                                                ----------  ----------
                                                                         TOTAL  $2,130,950  $1,482,839
                                                                                ========== ===========

At September 30, 2000 and 1999 the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $3,504,000 and $2,027,000, respectively.

NOTE N--CONVERSION TO STOCK OWNERSHIP

On September 24, 1998, the Board of Directors of the Bank adopted a plan of conversion pursuant to which the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank with the concurrent formation of the holding company which acquired all of the common stock of the Bank. On March 31, 1999, the Company sold 559,000 shares of common stock at $10 per share to eligible purchasers, including depositors of the Bank. Total proceeds from the conversion, after deducting conversion expenses of $608,237 were $4,981,763 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Company utilized $2,490,252 of the net proceeds to acquire all of the common stock of the Bank. The Company is also authorized to issue 1,000,000 shares of $.01 par value preferred stock. At September 30, 2000, no shares of preferred stock had been issued.

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

NOTE O--FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No, 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of estimated fair value for financial instruments held by the Company. Fair value estimates of the Company's financial instruments as of September 30, 2000 and 1999, including methods and assumptions utilized, are set forth below.

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

In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Also, the fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at September 30, 2000 and 1999, are as follows:

                                                                  2000                     1999
                                                           ------------------------------------------
                                                           Carrying    Fair        Carrying    Fair
                                                            Amount     Value        Amount    Value
                                                           ------------------------------------------
                                                                     (Dollars in thousands)

ASSETS
  Cash and due from depository institutions                  $ 3,792 $   3,792       $ 2,340 $   2,340
  Investment securities available-for-sale                     8,870     8,870         9,816     9,816
  Investment securities held-to-maturity                       7,427     7,217         7,484     7,255
  Mortgage-backed securities held-to-maturity                  3,099     3,008         3,650     3,574
  Stock in FHLB                                                  403       403           391       391
  Loans receivable, net                                       44,529    44,397        41,385    41,348
  Accrued interest receivable                                    600       600           617       617

LIABILITIES

  Transaction accounts                                        11,793    11,793        11,794    11,794
  Certificates of deposit                                     44,591    44,228        41,345    41,493
  Advances from FHLB                                           4,250     4,250         2,500     2,500
  Advances from borrowers for property taxes
   and insurance                                                  51        51            52        52

NOTE P--COMMITMENTS AND CONTINGENCIES

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

NOTE Q--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed balance sheet and condensed statements of income and cash flows for the Company should be read in conjunction with the consolidated financial statements and the notes thereto.

                                                                                     September 30
                                                                                 2000         1999
                                                                             -------------------------
CONDENSED BALANCE SHEET

ASSETS
Cash and cash equivalents                                                  $    358,296   $ 2,081,156
ESOP note receivable                                                            400,038       432,079
Investment in subsidiary                                                      8,459,542     8,149,391
Due from subsidiary                                                              51,815           ---
Deferred taxes                                                                    8,580           ---
                                                                           ------------   -----------
                                                             TOTAL ASSETS  $  9,278,271   $10,662,626
                                                                           ============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued liabilities                                                        $     15,690   $    17,400
Stockholders' equity                                                          9,262,581    10,645,226
                                                                          ------------- -------------
                               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $  9,278,271   $10,662,626
                                                                           ============ =============

                                                                                         Inception
                                                                            Year      March 31, 1999
                                                                            Ended           to
                                                                        September 30,  September 30,
                                                                            2000             1999
                                                                        ------------------------------
CONDENSED STATEMENT OF INCOME
Interest Income                                                          $  76,821         $  49,890
Expenses                                                                   161,367            41,536
                                                                        ----------         ---------
                                     INCOME (LOSS) BEFORE EQUITY IN
                               UNDISTRIBUTED EARNINGS OF SUBSIDIARY        (84,546)            8,354

Equity in undistributed earnings of subsidiary                             230,611           163,347
                                                                        ----------         ---------
                                          INCOME BEFORE INCOME TAXES       146,065           171,701
Income taxes (benefit)                                                     (24,300)            3,400
                                                                        ----------         ---------
                                                          NET INCOME     $ 170 365         $ 168,301
                                                                        ==========          ========


                                                                                        Inception
                                                                           Year      March 31, 1999
                                                                          Ended            To
                                                                      September 30,   September 30,
                                                                           2000           1999
                                                                      -------------------------------
CONDENSED STATEMENT OF CASH FLOWS
Cash flows from operating activities
   Net income                                                            $ 170,365      $ 168,301
   Adjustments to reconcile net income
    to net cash provided by operating activities
      Equity in income of the subsidiary                                  (230,611)      (163,347)
      Deferred income taxes                                                 (8,580)           ---
      Amortization of SBIP                                                  22,920            ---
      Change to assets and liabilities
        increasing (decreasing) cash flows
         Due from subsidiary                                               (51,815)           ---
         Increase (decrease) in accrued liabilities                         (1,709)        17,400
                                                                      ------------     ----------
                  NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES      (99,430)        22,354

Cash flows from investing activities
   Purchase of common stock of the subsidiary                                  ---     (2,490,882)
                                                                      ------------   ------------
                                NET CASH USED IN INVESTING ACTIVITIES          ---    (2,490,882)

Cash flows from financing activities
   Proceeds from sale of common stock                                          ---       4,981,763
   Loan to ESOP                                                                ---       (447,200)
   Payments of dividends                                                  (139,041)            ---
   Purchase of treasury stock                                           (1,516,429)            ---
   Principal collected from ESOP                                            32,040          15,121
                                                                      ------------   -------------
                  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES   (1,623,430)      4,549,684
                                                                      ------------   -------------
                                              NET INCREASE (DECREASE)
                                         IN CASH AND CASH EQUIVALENTS   (1,722,860)      2,081,156

Cash and cash equivalents at beginning of period                         2,081,156             ---
                                                                      ------------   -------------
                           CASH AND CASH EQUIVALENTS AT END OF PERIOD  $   358,296    $  2,081,156
                                                                       ===========   =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for Income Tax                                               $       374    $        ---
                                                                       ============   ============

Noncash investing and financing activities are as follows:
  Allocation of SBIP shares of common stock                            $   279,500            ---
                                                                        ==========    ===========

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

                                           Robert H. Johnson
                                           Director Emeritus

                              CORPORATE INFORMATION

MAIN OFFICE                                SPECIAL COUNSEL

123 W. Lafayette                           Muldoon, Murphy & Faucette LLP
Palmyra, Missouri 63461                    Washington, D.C. 20016
Telephone (573) 769-2134

BRANCH LOCATIONS                           INDEPENDENT AUDITORS

600 Washington St.                         Moore, Horton & Carlson, P.C.
Canton, Missouri 63435-0309                510 South Muldrow
                                           Mexico, Missouri 65265
180 S. Johnson St.
Kahoka, Missouri 63445-0029

STOCKHOLDERS INFORMATION

The Annual Meeting of Stockholders will be held at the main office of Palmyra Savings, 123 West Lafayette Street, Palmyra, Missouri, on January 25, 2001, at 2:00 p.m., Central Time.

SHAREHOLDER AND GENERAL INQUIRIES            TRANSFER AGENT

Ronald L. Nelson                             Registrar and Transfer Company
PFSB Bancorp, Inc.                           10 Commerce Drive
123 West Lafayette Street                    Cranford, NJ 07016-3572
Palmyra, Missouri 63461                      (800) 368-5948
(573) 769-2134


ANNUAL AND OTHER REPORTS

A COPY OF THE FORM 10-KSB (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO RONALD L. NELSON, SECRETARY, PFSB BANCORP, INC., 123 WEST LAFAYETTE STREET, PALMYRA, MISSOURI 63461. THE COMPANY'S FORM 10-KSB IS ALSO AVAILABLE THROUGH THE SEC'S WORLD WIDE WEB SITE ON THE INTERNET (http://www.sec.gov).
                                                       ------------------