Form 10KSB, Exhibit 13
period 2001-09-30
PFSB BANCORP INC
filed 2001-12-28
CIK 1075118

                                                                      Exhibit 13



                               2001 Annual Report

                               PFSB BANCORP, INC.

PFSB Bancorp, Inc.

2001 ANNUAL REPORT







TABLE OF CONTENTS

Report to Stockholders..............................................................................  1
Business of the Corporation.........................................................................  2
Common Stock Information............................................................................  2
Selected Consolidated Financial Information.........................................................  3
Management's Discussion and Analysis of Financial Condition and Results of Operations...............  5
Independent Auditors' Report........................................................................ 11
Consolidated Statements of Financial Condition...................................................... 12
Consolidated Statements of Stockholders' Equity and Comprehensive Income............................ 13
Consolidated Statements of Income................................................................... 14
Consolidated Statements of Cash Flows............................................................... 15
Notes to Consolidated Financial Statements.......................................................... 17
Directors and Officers.............................................................................. 35
Corporate Information............................................................................... 35
Stockholders' Information........................................................................... 36

                             REPORT TO STOCKHOLDERS



President's Message
To Our Stockholders:

On behalf of the Board of Directors, officers and employees of PFSB Bancorp, Inc. and its wholly owned subsidiary, Palmyra Savings, it is my privilege to present to you our 2001 annual report to stockholders.

Rather than repeat to you the numbers shown on the following pages, I will try to give you more of an overview of our operations, our appreciation for your support and some thoughts concerning the future.

Despite recording losses for the first two quarters of the past year, the Company did show a profit in the last two quarters. This was a direct result of the improving interest rate spread between interest-earning assets and interest-bearing liabilities. We believe this trend will continue into the 2002 year.

The Company repurchased 36,058 shares of stock during the past year. In addition, we paid dividends of $.30 per share during the past year. The Board of Directors believes that stock repurchases and the payment of dividends are effective means to enhance shareholder value and return on equity.

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

COMMON STOCK INFORMATION

The Company's common stock is traded on the OTC Bulletin Board under the symbol "PFSI". As of September 30, 2001, there were 416,952 shares of common stock outstanding (including unreleased Employee Stock Ownership Plan ("ESOP") shares of 33,540 and unvested Stock-Based Incentive Plan ("SBIP") shares of 17,001) and 322 stockholders, excluding persons or entities who hold stock in nominee or "street name". Dividend payments by the Company depend primarily on dividends received by the Company from the Bank. Under federal regulations, the dollar amount of dividends the Bank may pay depends upon its capital position and recent net income. Generally, if the Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to the stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in the conversion in accordance with the OTS regulations. See Note N of the Consolidated Financial Statements.

The table below shows the closing price high and low range of the Company's common stock and dividends paid for the year ended September 30, 2001 and 2000. This information was provided by Nasdaq Data Products, Historical Data Service. OTC Bulletin Board quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                         Fiscal 2001                                     Fiscal 2000
                              High           Low           Dividends          High           Low          Dividends
                           --------------------------------------------    -------------------------------------------
First Quarter               $12.6875       $11.0000          $0.15          $11.1250      $ 9.6250          $0.15
Second Quarter              $12.6250       $11.1300          $ ---          $11.0000      $10.0000          $ ---
Third Quarter               $12.1000       $11.2000          $0.15          $12.3750      $11.0000          $0.15
Fourth Quarter              $12.1000       $10.1100          $ ---          $12.1250      $11.1250          $ ---

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain information concerning the consolidated financial position and results of operations of the Company at and for the dates indicated. Since the Company had not commenced operations prior to the mutual-to-stock conversion of the Bank in March 1999, the financial information presented for the periods prior to 1999 is that of the Bank only. The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented in this report.

                                                                                  At September 30,
                                                                  ------------------------------------------------
                                                                     2001        2000        1999         1998
                                                                     ----        ----        ----         ----
                                                                               (Dollars in Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets                                                        $70,044      $70,044     $66,445     $59,476
Cash and cash equivalents                                             4,185        3,792       2,340       2,268
Investment securities available-for-sale                              6,036        8,870       9,816       7,087
Investment securities held-to-maturity                                  900        7,427       7,484       5,589
Mortgage-backed securities held-to-maturity                           6,970        3,099       3,650       2,584
Loans receivable, net                                                49,901       44,529      41,385      40,513
Deposits                                                             60,736       56,385      53,139      52,724
FHLB advances                                                           ---        4,250       2,500         500
Total equity, substantially restricted                                9,136        9,263      10,645       6,048

                                                                               Year Ended September 30,
                                                                     --------------------------------------------
                                                                      2001         2000        1999        1998
                                                                      ----         ----        ----        ----
                                                                               (Dollars in Thousands,
                                                                             Except Per Share Amounts)
SELECTED OPERATING DATA:


Interest income                                                     $ 4,757      $ 4,537     $ 4,292     $ 4,164
Interest expense                                                      3,162        2,865       2,665       2,685
                                                                    -------      -------     -------     -------
   Net interest income                                                1,595        1,672       1,627       1,479

Provision for loan losses                                                19          ---         ---          25
                                                                    -------      -------     -------     -------
   Net interest income after provision for loan losses                1,576        1,672       1,627       1,454

Noninterest income                                                       82           59         145          75
Noninterest expense                                                   1,539        1,483       1,309       1,104
                                                                    -------      -------     -------     -------

   Income before income taxes                                           119          248         463         425

Income taxes                                                             20           78         163         149
                                                                    -------      -------     -------     -------

   Net income                                                       $    99      $   170     $   300     $   276
                                                                    =======      =======     =======     =======

Basic income per share                                              $  0.26      $  0.40     $  0.58          *
                                                                    =======      =======     =======

Diluted income per share                                            $  0.26      $  0.39     $   ---          *
                                                                    =======      =======     =======

Dividends per share                                                 $  0.30      $  0.30     $   ---          *
                                                                    =======      =======     =======


                                          At or For the Year Ended September 30,

                                                                       ---------------------------------------
                                                                            2001     2000    1999     1998
                                                                            ----     ----    ----     ----
KEY OPERATING RATIOS:

Performance Ratios:
Return on average assets (net income divided by average assets)             0.14%    0.25%   0.47%    0.47%
Dividend payout ratio (dividends paid divided by
 net income per share-basic)                                                1.15     0.75     ---      ---
Return on average equity (net income divided by average equity)             1.07     1.75    3.48     4.64
Interest rate spread (difference between average yield on interest-
 earning assets and average cost of interest-bearing liabilities)           1.78     1.95    2.09     2.24
Net interest margin (net interest income to average
 interest-earning assets)                                                   2.39     2.57    2.66     2.62
Noninterest expense to average total assets                                 2.24     2.21    2.07     1.88
Average interest-earning assets to average
 interest-bearing liabilities                                             112.78   114.07  112.91   107.87

Asset Quality Ratios:
Nonperforming loans to loan receivable, net(1)                              0.83     0.34    0.33     0.54
Nonperforming assets to total assets(2)                                     0.59     0.21    0.21     0.37
Allowance for loan losses to gross loans receivable                         0.59     0.62    0.66     0.68
Allowance for loan losses to nonperforming loans                           72.52   186.02  203.75   127.82
Net charge-offs to average outstanding loans                                 ---      ---     ---      ---

Capital Ratios:
Tangible                                                                   11.83    12.32   12.56    10.13
Core                                                                       11.83    12.32   12.56    10.13
Risk-based                                                                 24.15    26.97   28.11    22.30
Average equity to average assets                                           13.42    14.50   13.62    10.12

                                                                                   At September 30,
                                                                        ----------------------------------
                                                                            2001     2000    1999     1998
                                                                            ----     ----    ----     ----
OTHER DATA:
Number of:
 Mortgage loans outstanding                                               1,229     1,232   1,191    1,221
 Deposit accounts                                                         8,146     7,977   7,674    7,761
 Full-service offices                                                         3         3       3        3

* Operating as a mutual institution

----------------------------------
(1)  Nonperforming loans consist of loans accounted for on a nonaccrual basis
(2)  Nonperforming assets consist of nonaccrual loans.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Forward Looking Statements
--------------------------

This report contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather they are statements based on the current expectations of the Company regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects", "believes", "anticipates", "intends" and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.

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

Operating Strategy
------------------

The business of the Company consists principally of attracting retail deposits from the general public and using these funds to originate and purchase mortgage loans secured by one- to four-family residences generally located in Missouri. To a lesser extent, the Company also originates and purchases multi-family loans and originates commercial real estate loans, land loans, residential construction loans, consumer loans and loans secured by savings accounts. The Company funds its assets primarily with retail deposits, although it occasionally uses advances from the FHLB of Des Moines as a supplemental source of funds.

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

Interest Rate Sensitivity of Net Portfolio Value
------------------------------------------------

Net portfolio value ("NPV") is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's interest rate risk ("IRR") is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. The following table presents the Bank's NPV at September 30, 2001, as calculated by the OTS.

               Basis Point                                Net Portfolio Value
                                     ------------------------------------------------------------
             Change in Rates             $ Amount              $ Change             % Change
          ----------------------     -----------------    -------------------    ----------------
                 +300 bp                   $9,313                $(853)                 (8)%
                 +200 bp                    9,741                 (426)                 (4)
                 +100 bp                   10,048                 (119)                 (1)
                    0 bp                   10,167                  ---                 ---
                 -100 bp                   10,167                  ---                 ---
                 -200 bp                   10,128                  (39)                ---
                 -300 bp                      ---                  ---                 ---

Because of the market rates of interest at September 30, 2001, calculation of the NPV for a decline of 300 basis points is not possible.

As with any method of measuring IRR, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Therefore, the data presented in the table should not be relied upon as indicative of actual results.

Comparison of Financial Condition at September 30, 2001 and 2000
----------------------------------------------------------------

Total assets remained the same at $70.0 million at September 30, 2001 and September 30, 2000. Loans receivable increased $5.4 million, which includes an increase of $2.7 million in purchased multi-family loans, and mortgage-backed investments increased $3.9 million. The increase in the mortgage loan portfolio was funded by a decrease in the investment security portfolio of $9.4 million. Deposits increased $4.4 million principally from an increase in retail certificates of deposit. The funds from the increase in deposits were used primarily to repay $4.3 million in FHLB advances. Equity decreased from $9.3 million at September 30, 2000 to $9.1 million at September 30, 2001, primarily due to the Company's repurchase of its common stock. During the year ended September 30, 2001, the Company acquired 36,058 shares of its outstanding common stock at a cost of $437,000.

Comparison of Operating Results for the Years Ended September 30, 2001 and 2000
-------------------------------------------------------------------------------

Net income. Net income for 2001 decreased $72,000 or 42.1% to $99,000 compared to $170,000 for 2000. Basic income per share dropped from $0.40 for 2000 to $0.26 for 2001. Diluted income per share was $0.26 for 2001.

Net interest income. Net interest income increased 4.7% or $78,000 to $1.6 million for 2001. Interest income increased $220,000 for 2001 as compared to the prior year while interest expense increased $298,000 during the same period. The increase in interest income was due to the increase in interest-earning assets, primarily loans receivable which increased $5.4 million and mortgaged-backed securities which increased $3.9 million for the period. Interest expense rose due to an increase in deposits of $4.4 million, partially offset by the repayment of $4.3 million in FHLB advances. Investment yields decreased from 6.1% to 6.0% and loan yields increased from 7.5% to 7.8% from 2000 compared to 2001. For the same period, the cost of deposits increased from 5.0% to 5.3%. These factors resulted in a decrease of the interest rate spread from 1.95% to 1.78%.

Provision for Loan Losses. The allowance for loan losses increased $19,000 to $299,000 in 2001. There were no loan losses or recoveries for 2001 or 2000. The allowance represented 0.60% and 0.62% of loans outstanding at 2001 and 2000, respectively. Management believes the overall allowance is adequate to meet any potential losses in the loan portfolio.

Noninterest income. Total noninterest income increased $23,000 to $82,000 for 2001. The increase is attributable to a $12,000 increase in the gain on investments called, and a $9,000 increase in service charges and other fees. Service charges and other fees increased $5,000 from mortgage loan prepayment and late charges, and $3,000 from increased checking account fees. Other income increased $19,000, of which $10,000 was due to a one-time insurance premium refund and $8,000 was due to several non-recurring transactions that took place in the quarter ended December 31, 2000. These increases were partially offset by losses on foreclosed real estate of $20,000.

Noninterest expense. Total noninterest expense increased $56,000 to $1.5 million for 2001. Of the increase, $84,000 was due to increased employee compensation and benefits which included expenses which are associated with the addition of the PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan and a 20% increase in employee insurance costs. Occupancy costs increased $15,000, primarily due to costs associated with the Kahoka branch office building opened in the spring of 2000, and professional fees decreased $12,000. Directors fees increased $5,000 in 2001 and other expenses decreased $28,000.

Income Taxes. Income taxes decreased $58,000 between 2001 and 2000 as a result of lower income before income taxes in 2001.

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

                                                                          Year Ended September 30,
                                               --------------------------------------------------------------------------------
                                                                2001                                        2000
                                               ----------------------------------------    ------------------------------------
                                                               Interest                                   Interest
                                                Average          And            Yield/       Average         And        Yield/
                                               Balance(1)      Dividends         Cost       Balance(1)    Dividends      Cost
                                               ----------     ----------         ----       ----------    ---------      ----
                                                                          (Dollars in Thousands)
Interest-earning assets(2):
  Loans receivable, net                          $ 45,879     $    3,561         7.76%      $ 42,646       $  3,202      7.51%
  Investment securities                            13,615            815         5.99         16,703          1,026      6.14
  Mortgage-backed securities                        3,819            250         6.55          3,375            217      6.42
  FHLB stock                                          414             21         5.07            397             27      6.74
  Interest-bearing deposits                         3,035            109         3.59          1,905             66      3.48
                                                 --------     ----------                    --------       --------
    Total interest-earning assets                  66,762          4,756         7.12         65,026          4,538      6.98

Noninterest-earning assets                          2,060                                      2,065
                                                 --------                                   --------

    Total average assets                         $ 68,822                                   $ 67,091
                                                 ========                                   ========

Interest-bearing liabilities:
  Savings accounts                               $ 12,009            340         2.83       $ 12,209            371      3.04
  Certificates of deposit                          45,746          2,729         5.97         41,279          2,273      5.51
                                                 --------     ----------                    --------       --------
    Total average deposits                         57,755          3,069         5.31         53,488          2,644      4.94
  FHLB advances                                     1,442             93         6.45          3,519            222      6.33
                                                 --------     ----------                    --------       --------
    Total interest-bearing liabilities             59,197          3,162         5.34         57,007          2,866      5.03

Noninterest-bearing liabilities                       388                                        359
                                                 --------                                   --------

    Total average liabilities                      59,585                                     57,366

Average total equity                                9,237                                      9,725
                                                 --------                                   --------

    Total liabilities and equity                 $ 68,822                                   $ 67,091
                                                 ========                                   ========

Net interest income                                           $    1,594                                   $  1,672
                                                              ==========                                   ========

Interest rate spread                                                             1.78%                                   1.95%
                                                                                 ====                                    ====

Net interest margin                                                              2.39%                                   2.57%
                                                                                 ====                                    ====

Ratio of average interest-earning assets
         to average interest-bearing               112.78%                                    114.07%
                                                 ========                                   ========

__________________________

(1) Average balance for a period are calculated using the average month-end balance during each period, except for the months of February through September 2001, when the calculation includes average monthly balances rather than month-end balances for Palmyra Savings.
(2) Interest-earning assets include non-accrual loans and loans 90 days or more past due.

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

                                                                     Years Ended September 30,
                                         ---------------------------------------------------------------------------------
                                                2001 Compared to 2000                        2000 Compared to 1999
                                              Increase (Decrease) Due to                  Increase (Decrease) Due to
                                         --------------------------------------    ---------------------------------------
                                                             Rate/                                         Rate/
                                          Rate    Volume    Volume          Net     Rate     Volume       Volume       Net
                                          ----    ------    ------          ---     ----     ------       ------       ---
                                                                      (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net                  $ 108     $ 243     $   8        $ 359     $ (30)    $ 151        $  (2)    $ 119
  Investment securities                    (26)     (190)        5         (211)       20       138            3       161
  Mortgage-backed securities                 4        29        --           33       (10)       20           (1)        9
  FHLB stock                                (7)        1        --           (6)        2         1           --         3
  Interest-earning deposits                  2        39         2           43       (16)      (34)           5       (45)
                                         -----     -----     -----        -----     -----     -----        -----     -----
    Total net change in income
     on interest-earning assets             81       122        15          218       (34)      276            5       247

Interest-bearing liabilities:
  Savings accounts                           6        (6)       --           --        (3)        4           --         1
  Certificates of deposit                 (222)      246       (24)          --        24       (27)          --        (3)
                                         -----     -----     -----        -----     -----     -----        -----     -----
    Total average deposits                (216)      240       (24)          --        21       (23)          --        (2)
  FHLB advances                            320      (131)     (189)          --         9       132           63       204
                                         -----     -----     -----        -----     -----     -----        -----     -----
    Total net change in expense
     on interest-bearing liabilities       104       109      (213)          --        30       109           63       202
                                         -----     -----     -----        -----     -----     -----        -----     -----

Net change in net
  interest income                        $ (23)    $  13     $ 228        $ 218     $ (64)    $ 167        $ (58)    $  45
                                         =====     =====     =====        =====     =====     =====        =====     =====

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

The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At September 30, 2001, cash and interest-bearing deposits totaled $4.2 million, or 5.97% of total assets, and investment securities classified as available-for-sale totaled $6.0 million. At September 30, 2001, the Company had no outstanding advances under an available credit line of $26.5 million with the FHLB.

Liquid funds necessary for normal daily operations are maintained with the FHLB. Excess funds over balances required to cover bank charges for services are transferred to time deposit accounts at the FHLB. At September 30, 2001, the Company and its subsidiaries held $3.2 million in excess funds in time deposit accounts at the FHLB.

The Company uses its sources of funds primarily to fund loan commitments and to pay deposit withdrawals. At September 30, 2001, the Company had commitments to originate loans aggregating approximately $691,000. As of September 30, 2001, certificates of deposit amounted to $47.7 million or 78.5% of total deposits, including $29.0 million, which are scheduled to mature in less than one year. Historically, the Company has been able to retain a significant amount of its deposits as they mature. The Company believes it has adequate resources to fund all loan commitments through deposit growth by adjusting the offering rates of certificates to retain deposits in changing interest rate environments or, if necessary, through FHLB advances.

Net cash provided by operating activities for the Company during the year ended September 30, 2001, was $357,000. Net income of $99,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash provided by investing activities was $485,000. Net cash used by financing activities was $450,000. The largest components of cash provided by financing activities were the net repayment of FHLB advances and purchase of treasury stock, net increase in deposits.

The Company is not subject to any regulatory capital requirements. The Bank is subject to certain capital requirements imposed by the OTS. The Bank satisfied these requirements at September 30, 2001. See Note J of the Consolidated Financial Statements.

Effect of Inflation and Changing Prices
---------------------------------------

The consolidated financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards
----------------------------------

See Note A of the Notes to the Consolidated Financial Statements.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
PFSB Bancorp, Inc.
Palmyra, Missouri

We have audited the accompanying consolidated statements of financial condition of PFSB Bancorp, Inc. ("Company") as of September 30, 2001 and 2000 and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore, Horton & Carlsen, P.C.

Mexico, Missouri
November 28, 2001

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                        September 30
                                                                                                    2001            2000
                                                                                                ---------------------------
ASSETS

Cash (includes interest-bearing deposits of $3,883,205 and
 $3,490,424, respectively)                                                                      $ 4,184,971     $ 3,792,322
Investment securities--Note B
   Available-for-sale, at fair value                                                              6,036,178       8,869,799
   Held-to-maturity (fair value of $912,132 and $7,217,291, respectively)                           900,000       7,426,755
Mortgage-backed securities held-to-maturity (fair value of $7,061,023
 and $3,007,600, respectively)--Note C                                                            6,969,528       3,099,151
Stock in Federal Home Loan Bank of Des Moines ("FHLB")                                              426,500         402,900
Loans receivable--Note D                                                                         49,900,971      44,529,174
Accrued interest receivable--Note E                                                                 537,800         600,396
Premises and equipment--Note F                                                                    1,029,886       1,082,390
Foreclosed real estate--Note D                                                                           --         104,653
Other assets                                                                                         58,297         136,000
                                                                                                -----------     -----------
                                                                               TOTAL ASSETS     $70,044,131     $70,043,540
                                                                                                ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Deposits--Note G                                                                             $60,735,533     $56,384,648
   Advances from FHLB--Note H                                                                            --       4,250,000
   Advances from borrowers for property taxes and insurance                                          54,970          50,784
   Other liabilities                                                                                117,596          95,527
                                                                                                -----------     -----------
                                                                          TOTAL LIABILITIES      60,908,099      60,780,959

Commitments and contingencies--Note M and P

Stockholders' Equity--Notes J and N
   Preferred stock, $.01 par value, 1,000,000 shares authorized,
    none issued                                                                                          --              --
   Common stock, $.01 par value, 5,000,000 shares authorized,
    559,000 shares issued                                                                             5,590           5,590
   Additional paid-in capital                                                                     4,937,426       4,929,502
   Retained earnings - substantially restricted                                                   6,316,696       6,348,256
   Accumulated other comprehensive loss                                                              28,000        (197,448)
   Unearned ESOP shares                                                                            (335,400)       (380,120)
   Unearned SBIP shares                                                                            (156,656)       (206,270)
   Treasury stock at cost (142,048 and 107,208 shares, respectively)                             (1,659,624)     (1,236,929)
                                                                                                -----------     -----------
                                                                 TOTAL STOCKHOLDERS' EQUITY       9,136,032       9,262,581
                                                                                                -----------     -----------
                                                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $70,044,131     $70,043,540
                                                                                                ===========     ===========

See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

Years Ended September 30, 2001 and 2000

                                                                      Accumulated
                                               Additional                 Other      Unearned   Unearned                  Total
                                      Common     Paid-In    Retained  Comprehensive    ESOP       SBIP     Treasury    Stockholders'
                                       Stock     Capital    Earnings  Income (loss)   Shares     Shares      Stock        Equity
                                    ------------------------------------------------------------------------------------------------
                         BALANCE AT
                 SEPTEMBER 30, 1999    $5,590  $4,975,544  $6,316,932   $(228,000)  $(424,840) $     ---  $       ---   $10,645,226

Net income                                ---         ---     170,365         ---         ---        ---          ---       170,365
Other comprehensive income,
  net of taxes of $19,250                 ---         ---         ---      30,552         ---        ---          ---        30,552
Purchase of Treasury Stock                ---         ---         ---         ---         ---        ---   (1,516,429)   (1,516,429)
Adoption of SBIP - Note K                 ---     (50,310)        ---         ---         ---   (229,190)     279,500           ---
Amortization of SBIP                      ---         ---         ---         ---         ---     22,920          ---        22,920
Dividend paid ($.30 per share)            ---         ---    (139,041)        ---         ---        ---          ---      (139,041)
Release of ESOP shares                    ---       4,268         ---         ---      44,720        ---          ---        48,988
                                       ------  ----------  ----------  ----------   ---------  ---------    ---------  ------------
                         BALANCE AT
                 SEPTEMBER 30, 2000     5,590   4,929,502   6,348,256    (197,448)   (380,120)  (206,270)  (1,236,929)    9,262,581

Net income                                ---         ---      98,612         ---         ---        ---          ---        98,612
Other comprehensive income,
  net of taxes of $130,750                ---         ---         ---     225,448         ---        ---          ---       225,448
Purchase of Treasury Stock                ---         ---         ---         ---         ---        ---     (436,926)     (436,926)
Amortization of SBIP                      ---         ---         ---         ---         ---     49,614          ---        49,614
Dividend paid ($.30 per share)            ---         ---    (130,172)        ---         ---        ---          ---      (130,172)
Release of ESOP shares                    ---       7,783         ---         ---      44,720        ---          ---        52,503
Stock options exercised                   ---         141          --         ---         ---        ---       14,231        14,372
                                       ------  ----------  ----------  ----------   ---------  ---------  -----------  ------------
                         BALANCE AT
                 SEPTEMBER 30, 2001    $5,590  $4,937,426  $6,316,696  $   28,000   $(335,400) $(156,656) $(1,659,624) $  9,136,032
                                       ======  ==========  ==========  ==========   =========  =========  ===========  ============


Comprehensive Income

                                                                                                            Year Ended September 30
                                                                                                               2001          2000
                                                                                                           -------------------------
Net Income                                                                                                  $  98,612      $170,365
Increase in unrealized gains (losses) on securities available-for-sale,
  net of taxes of $130,750 and $19,250, respectively                                                          225,448        30,552
Less reclassification adjustment for gains included in net income,
  net of taxes (benefit) of $3,710                                                                             (6,313)          ---
                                                                                                            ---------  ------------
                                                                                                            $ 317,747      $200,917

See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                                Year Ended September 30
                                                                                                   2001            2000
                                                                                             -----------------------------
Interest Income
   Mortgage loans                                                                               $3,520,327      $3,159,930
   Consumer and other loans                                                                         41,027          41,798
   Investment securities                                                                           836,348       1,052,731
   Mortgage-backed securities                                                                      250,289         216,622
   Interest-bearing deposits                                                                       109,040          66,238
                                                                                                ----------      ----------
     Total Interest Income                                                                       4,757,031       4,537,319

Interest Expense
   Deposits--Note G                                                                              3,069,023       2,641,861
   Advances from FHLB                                                                               93,150         222,765
                                                                                                ----------      ----------
     Total Interest Expense                                                                      3,162,173       2,864,626
                                                                                                ----------      ----------
     Net Interest Income                                                                         1,594,858       1,672,693

Provision for Loan Losses--Note D                                                                   19,100              ---
                                                                                                ----------      -----------
     Net Interest Income After Provision
       for Loan Losses                                                                           1,575,758       1,672,693

Noninterest Income
   Service charges and other fees                                                                   67,482          58,369
   Gain on sale of investments                                                                      11,972             ---
   Gain (loss) on sale of premises and equipment                                                       ---          (2,595)
   Net expense of foreclosed real estate                                                           (31,592)        (12,024)
   Other                                                                                            34,524          15,354
                                                                                                ----------      ----------
     Total Noninterest Income                                                                       82,386          59,104

Noninterest Expense
   Employee compensation and benefits                                                              810,444         726,660
   Occupancy costs                                                                                 173,123         157,926
   Advertising                                                                                      48,760          49,728
   Data processing                                                                                  95,885          96,898
   Federal insurance premiums                                                                       10,937          16,843
   Professional fees                                                                               131,100         143,306
   Directors' fees                                                                                  67,753          62,960
   Other                                                                                           201,530         229,111
                                                                                                ----------      ----------
     Total Noninterest Expense                                                                   1,539,532       1,483,432
                                                                                                ----------      ----------
                                                                 INCOME BEFORE INCOME TAXES        118,612         248,365
Income Taxes--Note I                                                                                20,000          78,000
                                                                                                ----------      ----------
                                                                                 NET INCOME     $   98,612         170,365
                                                                                                ==========      ==========

Basic Income Per Share                                                                          $     0.26      $     0.40
                                                                                                ==========      ==========

Diluted Income Per Share                                                                        $     0.26      $     0.39
                                                                                                ==========      ==========

See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Year Ended September 30
                                                                         2001             2000
                                                                      ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net income                                                        $    98,612      $  170,365
    Adjustments to reconcile net income to net cash
     provided by operating activities
      Depreciation and amortization                                        87,252          73,505
      Amortization of premiums and discounts                                  (39)         (2,933)
      Loan fee amortization and payoffs                                       113            (113)
      Provision for loan losses                                            19,100             ---
      Deferred income taxes                                               (19,800)        (25,400)
      Gain on sale of investments                                         (11,972)            ---
      Loss on sale of premises and equipment                                  ---           2,595
      Loss on sale of foreclosed real estate                               28,487           9,721
      ESOP shares released                                                 52,503          48,988
      Amortization of SBIP                                                 49,614          22,920
      Stock options exercised                                               1,886             ---
      Change to assets and liabilities
       increasing (decreasing) cash flows
         Accrued interest receivable                                       62,597          16,981
         Other assets                                                      77,704           3,653
         Other liabilities                                                (88,884)         (6,795)
                                                                      -----------    ------------
                                              NET CASH PROVIDED BY
                                              OPERATING ACTIVITIES        357,173         313,487

CASH FLOWS FROM INVESTING ACTIVITIES

   Proceeds from maturities and calls of investment
    securities, held-to-maturity                                        6,534,000          60,000
   Purchase of investment securities,
    available-for-sale                                                 (7,618,125)            ---
   Proceeds from maturities and calls of investment
    securities, available-for-sale                                     10,816,875       1,000,000
   Purchase of mortgage-backed securities                              (4,590,901)            ---
   Principal collected on mortgage-backed securities                      716,361         547,713
   Purchase of FHLB stock                                                 (23,600)        (11,700)
   Loans originated, net of repayments                                   (977,832)     (1,857,652)
   Purchase of mortgage loans                                          (4,442,742)     (1,401,578)
   Proceeds from sale of education loans                                   49,480          99,018
   Purchase of premises and equipment                                     (34,748)       (638,999)
   Proceeds from sales of foreclosed real estate                           56,320           2,826
   Expenditures on foreclosed real estate                                     (70)         (1,677)
   Proceeds from sale of premises and equipment                               ---           1,700
                                                                      ------------  -------------
                                    NET CASH PROVIDED BY (USED IN)
                                              INVESTING ACTIVITIES        485,018      (2,200,349)

PFSB Bancorp, Inc.

                                                                                               Year Ended September 30
                                                                                                2001              2000
                                                                                           -------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES

  Net increase in deposits                                                                 $     4,350,885    $  3,245,653
  Advances from FHLB

    Borrowings                                                                                   2,250,000       5,750,000
    Repayments                                                                                  (6,500,000)     (4,000,000)
  Net increase (decrease) in advances for
   taxes and insurance                                                                               4,186          (1,402)
   Proceeds from exercise of stock options                                                          12,485             ---
   Payments of dividends                                                                          (130,172)       (139,041)
   Purchase of treasury stock                                                                     (436,926)     (1,516,429)
                                                                                           ---------------    ------------
                                                            NET CASH PROVIDED BY (USED IN)
                                                                      FINANCING ACTIVITIES        (449,542)      3,338,781
                                                                                           ---------------    ------------
                                                                      NET INCREASE IN CASH         392,649       1,451,919
  Cash, beginning of period                                                                      3,792,322       2,340,403
                                                                                           ---------------    ------------
                                                                       CASH, END OF PERIOD $     4,184,971    $  3,792,322
                                                                                           ===============    ============

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION

  Cash paid for
    Interest on deposits                                                                   $     3,070,880    $  2,635,046
                                                                                           ===============    ============

    Interest on FHLB advances                                                              $       115,776    $    215,560
                                                                                           ===============    ============

    Income tax                                                                             $        57,057    $     93,407
                                                                                           ===============    ============

   Noncash investing and financing activities are as follows
      Loans to facilitate sales of real estate                                             $        19,916    $     50,578
                                                                                           ===============    ============

      Foreclosed real estate acquired by foreclosure or deed in lieu of foreclosure        $           ---    $     66,580
                                                                                           ===============    ============

      Adoption of SBIP shares of common stock                                              $           ---    $    279,500
                                                                                           ===============    ============

See accompanying notes to consolidated financial statements.

PFSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying reporting policies and practices of PFSB Bancorp, Inc. (the "Company") conform to accounting principles generally accepted ("GAAP") in the United States of America and to prevailing practices within the thrift industry. A summary of the more significant accounting policies follows:

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

The Company's real estate loan portfolio consists primarily of long-term loans secured by first trust deeds on single-family residences, other residential property, commercial property and land. The adjustable-rate mortgage is the Company's primary loan investment. Consumer loans consist principally of loans secured by savings deposits, auto and mobile home loans.

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

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

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

New Accounting Standards: In June 2001, the Financial Accounting Standards Board
------------------------
("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. SFAS No. 141 requires that all business combinations after June 30, 2001 be accounted for using the purchase method. It also defines certain criteria for intangible assets that are acquired in a business combination, in order to be recognized and reported separately from goodwill. SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16 ("APB 16"), Business Combinations and Financial Accounting Standards Board Statement No. 38 ("SFAS 38"), Accounting for Preacquisition Contingencies of Purchased Enterprises.

In June 2001, FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 establishes accounting and reporting standards for intangible assets. It requires that goodwill and intangible assets with indefinite useful lives be tested for impairment annually rather than amortized. SFAS No. 142 supersedes Accounting Principles Board Opinion No. 17 ("APB 17"), Intangible Assets.

The Company is reviewing SFAS 141 and SFAS 142 and does not expect that application of these statements will have any material effect on the consolidated financial statements.

Reclassification: Certain September 30, 2000 balances have been reclassified to
----------------
conform with the current year presentation.


NOTE B--INVESTMENT SECURITIES

                                                          Amortized        Gross Unrealized          Fair
                                                                       -------------------------
                                                             Cost          Gains      Losses         Value
                                                        ------------------------------------------------------
Available-for-sale:
   U.S. Government agency obligations
    September 30, 2001                                    $ 5,992,178   $   44,750 $        750   $ 6,036,178
                                                          ===========   ========== ============   ===========

    September 30, 2000                                    $ 9,181,999   $      --- $    312,200   $ 8,869,799
                                                          ===========   ========== ============   ===========

Held-to-Maturity:
   September 30, 2001
     U.S. Government agency obligations                   $   500,000   $    8,144 $        ---   $   508,144
     State and local obligations                              400,000        3,988          ---       403,988
                                                          -----------   ---------- ------------   -----------
                                                          $   900,000   $   12,132 $        ---   $   912,132
                                                          ===========   ========== ============   ===========
   September 30, 2000
     U.S. Government agency obligations                   $ 6,916,755   $      --- $    211,355   $ 6,705,400
     State and local obligations                              510,000        2,182          291       511,891
                                                          -----------   ---------- ------------   -----------
                                                          $ 7,426,755   $    2,182 $    211,646   $ 7,217,291
                                                          ===========   ========== ============   ===========

The scheduled contractual maturities of debt securities at September 30, 2001 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                      Available-for-Sale              Held-to-Maturity
                                                 -----------------------------   ----------------------------
                                                   Amortized          Fair          Amortized        Fair
                                                      Cost            Value          Cost            Value
                                                 -----------------------------   ----------------------------
Amounts maturing:
   One year or less                                $       ---  $       ---       $  625,000    $   634,818
   After one year through five years                   750,000      749,250          175,000        175,986
   After five years through ten years                5,242,178    5,286,928          100,000        101,328
   After ten years                                         ---          ---              ---            ---
                                                   -----------  -----------       ----------    -----------
                                                   $ 5,992,178  $ 6,036,178       $  900,000    $   912,132
                                                   ===========  ===========       ==========    ===========

Securities available-for-sale were called for redemption for total proceeds of $10,580,000, resulting in a gross realized gain of $16,326 at September 30, 2001. There were no securities called during 2000.

During 2001, securities available-for-sale were sold for total proceeds of $236,875 resulting in a gross realized loss of $10,012. There were no securities sold during 2000.

Securities held-to-maturity were called for redemption for total proceeds of $5,925,000, resulting in a gross realized gain of $5,653 at September 30, 2001. There were no securities called during 2000.

During 2001, securities held-to-maturity were sold for total proceeds of $499,000 resulting in a gross realized gain of $6. There were no securities sold during 2000.

Investment securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $1,795,439 and fair value of $1,721,014 at September 30, 2000. There were no investment securities pledged at September 30, 2001.

NOTE C--MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held-to-maturity consist of the following:

                                      Amortized         Gross Unrealized             Fair
                                                   ---------------------------
                                         Cost          Gains        Losses           Value
                                     --------------------------------------------------------
September 30, 2001
  GNMA                               $    474,931   $    14,647  $        ---    $   489,578
  FNMA                                  1,732,211        25,424           ---      1,757,635
  FHLMC                                 3,025,259        52,397        20,665      3,056,991
  CMO                                   1,715,243        18,910           156      1,733,997
  SBA                                      21,884           938           ---         22,822
                                     ------------   -----------  ------------    -----------
                                     $  6,969,528   $   112,316  $     20,821    $ 7,061,023
                                     ============   ===========  ============    ===========

September 30, 2000
  GNMA                               $    325,555   $     5,011  $        470    $   330,096
  FNMA                                  1,128,539         2,904        43,427      1,088,016
  FHLMC                                 1,620,932         2,995        56,558      1,567,369
  SBA                                      24,125           ---         2,006         22,119
                                     ------------   -----------  ------------    -----------
                                     $  3,099,151   $    10,910  $    102,461    $ 3,007,600
                                     ============   ===========  ============    ===========

The amortized cost and fair value of mortgage-backed securities at September 30, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                   Amortized         Fair
                                                                      Cost          Value
                                                                 ---------------------------
Amounts maturing:
 One year or less                                                $      3,430   $      3,439
 After one year through five years                                    520,306        534,470
 After five years through ten years                                 1,345,886      1,368,051
 After ten years                                                    5,099,906      5,155,063
                                                                 ------------   ------------
                                                                 $  6,969,528   $  7,061,023
                                                                 ============   ============

Mortgage-backed securities were pledged to secure deposits as required or permitted by law, with an amortized cost of $2,376,790 and $608,024 and fair value of $2,397,021 and $602,686 at September 30, 2001 and 2000, respectively.

NOTE D--LOANS RECEIVABLE

Loans receivable consist of the following at September 30:

                                                        2001           2000
                                                  ------------------------------

Mortgage loans:
   One- to four-family residences                 $  41,556,932   $   39,227,919
   Multi-family                                       3,605,339          910,650
   Commercial                                         3,549,015        2,743,993
   Construction                                       1,106,800        1,465,712
   Land                                                 297,052          382,273
                                                  -------------   --------------
                                                     50,115,138       44,730,547
  Less undisbursed portion of mortgage loans            536,904          480,733
                                                  -------------   --------------
                                                     49,578,234       44,249,814
Consumer and other loans:
   Savings                                              349,192          511,498
   Education                                             23,628           44,802
   Mobile home                                           98,072              ---
   Other                                                152,242            4,469
                                                  -------------   --------------
                                                        623,134          560,769
                                                  -------------   --------------
                                                     50,201,368       44,810,583
Less:
   Net deferred loan-origination fees                     1,297            1,409
   Allowance for loan losses                            299,100          280,000
                                                  -------------   --------------
                                                        300,397          281,409
                                                  -------------   --------------
Loans receivable                                  $  49,900,971   $   44,529,174
                                                  =============   ==============

In the normal course of business, the Company has made loans to its directors and officers. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and does not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors, officers and employees total approximately $616,000 and $547,000 at September 30, 2001 and 2000, respectively.

The Company had loans serviced by others amounting to $10,115,013 and $7,077,655 at September 30, 2001 and 2000, respectively.

Allowance for loan losses was $299,100 and $280,000 at September 30, 2001 and 2000, respectively. Provision for loan losses was $19,100 at September 30, 2001 and there was no provision for loan loss at September 30, 2000.

There were no impaired loans at September 30, 2001 and 2000.

There was no allowance for losses on foreclosed real estate at September 30, 2001 and 2000.

NOTE E--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consist of the following at September 30:


                                                       2001             2000
                                                     --------         --------

Loans                                                $366,990         $250,874
Investments securities                                123,592          321,766
Mortgage-backed securities                             45,756           27,756
FHLB stock                                              1,462               --
                                                     --------         --------
                                                     $537,800         $600,396
                                                     ========         ========

NOTE F--PREMISES AND EQUIPMENT

Premises and equipment consist of the following at September 30:

                                                         2001         2000
                                                     ----------    ----------

Land                                                 $   74,340    $   74,340
Building and improvements                             1,006,933     1,000,480
Furniture and equipment                                 518,397       493,979
                                                     ----------    ----------
                                                      1,599,670     1,568,799
Less accumulated depreciation and amortization          569,784       486,409
                                                     ----------    ----------
                                                     $1,029,886    $1,082,390
                                                     ==========    ==========

NOTE G--DEPOSITS

Deposit account balances are summarized as follows at September 30:

                                                    Weighted
                                                  Average Rate
                                                At September 30,                    2001                         2000
                                                                         ---------------------------------------------------
                                                      2001                   Amount        %              Amount        %
                                              ---------------------      ---------------------------------------------------
NOW                                                    1.95%             $ 2,900,405       4.8%       $ 2,635,832       4.7%
Money Market                                           3.34                1,860,306       3.0          1,271,609       2.3
Passbook savings                                       2.50                8,324,709      13.7          7,885,991      14.0
                                                                         -----------    ------        -----------     -----
                                                       2.50               13,085,420      21.5         11,793,432      21.0

Certificates of deposit:
  3.00 to 3.99%                                        3.49                2,339,671       3.9                 --        --
  4.00 to 4.99%                                        4.64               21,854,885      36.0          3,957,312       7.0
  5.00 to 5.99%                                        5.58               14,236,193      23.4         17,608,359      31.2
  6.00 to 6.99%                                        6.31                7,589,110      12.5         16,883,234      29.9
  7.00 to 7.99%                                        7.00                1,630,254       2.7          6,142,311      10.9
                                                                         -----------    ------        -----------     -----
                                                       5.28               47,650,113      78.5         44,591,216      79.0
                                                                         -----------    ------        -----------     -----
                                                       4.68%             $60,735,533     100.0%       $56,384,648     100.0%
                                                                         ===========    ======        ===========     =====

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $4,081,183 and $3,449,658 at September 30, 2001 and
2000, respectively. Deposits over $100,000 are not federally insured.

The Company held deposits of approximately $1,780,628 and $1,794,000 for its directors, officers and employees at September 30, 2001 and 2000, respectively.

At September 30, 2001, contractual maturities of certificates of deposit are as follows:

   Stated                                                Year Ended September 30
 Interest Rate
 -------------                       2002           2003           2004           2005           2006
                                 -----------------------------------------------------------------------
3.00 to 3.99%                    $ 2,339,671    $        --    $        --    $        --    $        --
4.00 to 4.99%                     13,693,554      1,078,752      2,342,694        842,180      3,897,705
5.00 to 5.99%                      9,426,978      1,718,075      1,892,241        482,872        716,027
6.00 to 6.99%                      1,868,122      3,570,043             --        632,965      1,517,980
7.00 to 7.99%                      1,630,254             --             --             --             --
                                 -----------    -----------    -----------    -----------    -----------
                                 $28,958,579    $ 6,366,870    $ 4,234,935    $ 1,958,017    $ 6,131,712
                                 ===========    ===========    ===========    ===========    ===========

Interest expense on deposits is as follows:

                                                     Year Ended September 30
                                                        2001          2000
                                                    --------------------------
NOW, Money Market and Passbook savings accounts     $   340,076    $   368,973
Certificate accounts                                  2,728,947      2,272,888
                                                    -----------    -----------
                                                    $ 3,069,023    $ 2,641,861
                                                    ===========    ===========

NOTE H--ADVANCES FROM FEDERAL HOME LOAN BANK OF DES MOINES

Advances from FHLB, with weighted average interest rates and scheduled maturities, consist of the following at September 30:

                                                      2001             2000
                                                   ---------------------------

6.47% due on or before October 18, 2000            $       --       $  500,000
6.35% due on or before December 15, 2000                   --        1,000,000
6.93% due on or before January 29, 2001                    --        1,000,000
6.87% due on or before February 5, 2001                    --        1,000,000
6.88% due on or before April 30, 2001                      --          750,000
                                                   ----------       ----------
                                                   $       --       $4,250,000
                                                   ==========       ==========

The Company has signed a blanket pledge agreement with the FHLB under which it can draw advances of unspecified amounts. The Company must hold an unencumbered portfolio of eligible one- to four-family residential mortgages with a book value of not less than 150% of the indebtedness.

NOTE I--INCOME TAXES

Components of income tax expense are as follows:

                                               Year Ended September 30
                                                  2001         2000
                                               ---------    ----------

Current                                        $  39,800    $ 103,400
Deferred benefit                                 (19,800)     (25,400)
                                               ---------    ---------
                                               $  20,000    $  78,000
                                               =========    =========

In addition, the Company recorded deferred income tax to equity relating to unrealized gains and losses on investment securities available-for-sale of $130,752 and $19,248 for the years ended September 30, 2001 and 2000, respectively.

The provision for income taxes as shown on the consolidated statements of income differs from amounts computed by applying the statutory federal income tax rate of 34% to income before taxes as follows:

                                                                                   Year Ended September 30
                                                                             2001                             2000
                                                                ---------------------------------------------------------
                                                                 Amount                %           Amount             %
                                                                ---------------------------------------------------------
Income tax expense at statutory rates                            $ 40,328            34.0%       $ 84,444            34.0%
Increase (decrease) resulting from:
  State income taxes, net of federal benefit                           --            --             9,900             4.0
  Tax exempt income, net of related expenses                       (9,253)           (7.8)         (9,859)           (4.0)
  Rate differential from federal graduated tax rates              (11,867)          (10.0)         (6,444)           (2.6)
  Other, net                                                          792             0.7             (41)           (0.0)
                                                                 --------            ----        --------            ----
                                                                 $ 20,000            16.9%       $ 78,000            31.4%
                                                                 ========            ====        ========            ====

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities included in other liabilities at September 30 are as follows:

                                                                                                     2001           2000
                                                                                                 -------------------------
Deferred tax assets
  Allowance for loan losses                                                                      $  84,450      $  64,100
  Deferred loan fees                                                                                   500            500
  Accrued vacation                                                                                  11,100          7,400
  Unearned SBIP                                                                                      4,300          8,500
  Unrealized loss on available-for-sale securities                                                      --        114,750
Deferred tax liabilities
  Depreciation                                                                                     (40,950)       (40,900)
  FHLB stock dividend                                                                              (45,200)       (45,200)
  Unrealized gain on available-for-sale securities                                                 (16,000)            --
                                                                                                 ---------      ---------
                                                            NET DEFERRED TAX ASSET (LIABILITY)   $  (1,800)     $ 109,150
                                                                                                 =========      =========

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

Quantitative measures established by regulation to insure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to adjusted assets (all as defined in the regulations). Management believes, as of September 30, 2001 that the Bank meets all capital adequacy requirements to which it is subject.

Based on its regulatory capital ratios at September 30, 2001 the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                               For Capital               Prompt Corrective
                                                     Actual                 Adequacy Purposes            Action Provisions
                                              ----------------------   -----------------------------  -----------------------
                                              Amount        Ratio           Amount     Ratio            Amount      Ratio
                                              -------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
As of September 30, 2001
   Total Risk-Based Capital
    (to Risk Weighted Assets)                 $8,583         24.15%    *  $2,843        8.0%         *   $3,554        10.0%
   Tier 1 Capital
    (to Risk Weighted Assets)                  8,284         23.31     *   1,422        4.0          *    4,201         6.0
   Tier 1 Capital
    (to Adjusted Assets)                       8,284         11.83     *   2,100        3.0          *    3,501         5.0
   Tangible Capital
    (to Adjusted Assets)                       8,284         11.83     *   1,050        1.5

As of September 30, 2000
   Total Risk-Based Capital
    (to Risk Weighted Assets)                 $8,937         26.97%    *  $2,651        8.0%         *   $3,314        10.0%
   Tier 1 Capital
    (to Risk Weighted Assets)                  8,657         26.13     *   1,325        4.0          *    4,214         6.0
   Tier 1 Capital
    (to Adjusted Assets)                       8,657         12.32     *   2,107        3.0          *    3,512         5.0
   Tangible Capital
    (to Adjusted Assets)                       8,657         12.32     *   1,054        1.5                 N/A         N/A

* Denotes greater than or equal to.

Reconciliation of equity and regulatory risk-based capital is as follows at September 30:

                                                            2001         2000
                                                          --------------------
                                                             (In thousands)

Equity                                                    $ 8,312      $ 8,460
Unrealized (gain) loss on securities, net of taxes            (28)         197
General valuation allowance                                   299          280
                                                          -------      -------
Regulatory risk-based capital                             $ 8,583      $ 8,937
                                                          =======      =======

NOTE K--EMPLOYEE BENEFITS

The Company has a 401(k) salary reduction plan that covers all employees meeting specific age and length of service requirements. Under the plan, the Company matches participant contributions at the rate of 50% up to 4% of the participants' annual compensation. Pension costs recognized under the plan totaled $9,907, and $9,500 for the years ended September 30, 2001 and 2000, respectively.

In connection with the conversion from mutual to stock form, the Company established an Employee Stock Ownership Plan ("ESOP") for the benefit of participating employees. Employees are eligible to participate upon attaining age twenty-one and completing one year of service.

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

Effective with the date of the stock conversion the Company adopted Statement of Position ("SOP") 93-6. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average fair value of the shares committed to be released. Dividends on allocated shares will be charged to stockholders' equity. Dividends on unallocated shares are recorded as a reduction to the ESOP loan. ESOP expense for the year ended September 30, 2001 and 2000 was $43,141 and $35,543 respectively. The fair value of unreleased shares based on the market price of the Company's stock was $339,089 and $460,896 at September 30, 2001 and 2000 respectively.

The number of ESOP shares are summarized as follows at September 30:

                                                         2001           2000
                                                        --------------------

Shares released for allocation                          11,180          6,708
Unreleased shares                                       33,540         38,012
                                                        ------         ------
                                                        44,720         44,720
                                                        ======         ======

The Company has entered into three-year employment agreements with certain members of management. Under the agreements, the Company will pay the members their initial base salaries, which may be increased at the discretion of the Board of Directors. Additionally, the agreements provide for severance payments if employment is terminated following a change in control. These payments will be equal to 2.99 times their average annual compensation paid during the five years immediately preceding the change in control.

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

The SBIP authorizes the granting of options to purchase common stock of the Company and awards of restricted shares of common stock. Subject to certain adjustments to prevent dilution of awards to participants, the number of shares of common stock reserved for awards under the SBIP is 78,260 shares, consisting of 55,900 shares reserved for options and 22,360 shares reserved for restricted stock awards. All employees and non-employee directors of the Company and its affiliates are eligible to receive awards under the SBIP. The SBIP will be administered by a committee consisting of the Board of Directors.

On April 6, 2000, the Company granted options for 44,720 shares at $10.25 per share and awarded the 22,360 shares reserved for restricted stock awards.

The options will enable the recipient to purchase stock at the exercise price above. The options will vest over three years following date of grant and are exercisable for up to 10 years. At September 30, 2001, 16,154 share options vested and 1,218 share options were exercised.

The restricted stock award does not require any payment by the recipient and will vest over five years beginning after the award. The Company funded the restricted stock award with Treasury Stock in 2000 which was purchased at a price above the fair market value of the Company's stock at the award date resulting in an increase in additional paid-in capital of $50,310. Amortization of the award resulted in a charge to compensation and benefit expense of $49,614 in 2001 and $22,920 in 2000.

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

The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provided the pro forma disclosure provisions of SFAS No. 123. Had compensation expense for the Company's incentive and nonstatutory stock options been determined based upon the fair value of the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings and diluted earnings per share would have been reduced by approximately $66,031 and $.17 per share for the year ended September 30, 2001.

Following is a summary of the fair values of options granted using the Black-Sholes option-pricing model for the year ended September 30, 2001:

Fair value at grant date                                             $7.23
Assumptions:
      Dividend yield                                                  0.75%
      Volatility                                                     39.37%
      Risk-free interest rate                                         6.02%
      Expected life                                               10 years

Pro forma net earnings reflect only options granted, vested and exercised in fiscal 2001. Therefore, the full impact of calculating compensation expense for stock options under SFAS is not reflected in the pro forma net earnings amount presented above because compensation expense is reflected over the options' vesting period.

NOTE L--INCOME PER SHARE

The shares used in calculation of basic and diluted income per share area as follows:

                                                     Year Ended September 30
                                                      2001            2000
                                                  -------------   ------------
Weighted average common shares outstanding           373,510         429,317
Stock options and SBIP                                11,659           2,786
                                                    --------        --------
                                                     385,169         432,103
                                                    ========        ========

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

The Company had the following outstanding commitments at September 30:

                                                                                                 2001           2000
                                                                                           ----------------------------
Undisbursed portion of mortgage loans                                                      $    536,904   $    480,733
Undisbursed portion of purchased loans                                                        1,079,075      1,228,231
Commitments to originate mortgage loans with variable or pending interest rates                 669,850        392,300
Commitments to originate mortgage loan with fixed interest rate of
 9.25% at September 30, 2000                                                                        ---         22,000
Commitments to originate consumer loan with fixed interest rate of
 9.50% at September 30, 2001                                                                     21,300            ---
                                                                                                    ---            ---
Undisbursed portion of nonmortgage loans                                                          5,062          7,686
                                                                                           ------------   ------------
                                                                                    TOTAL  $  2,312,191   $  2,130,950
                                                                                           ============   ============

At September 30, 2001 the Company had made verbal commitments to purchase three loans totaling $3,161,898.

At September 30, 2001 and 2000 the Company had amounts on deposit at banks and federal agencies in excess of federally insured limits of approximately $3,802,000 and $3,504,000, respectively.

NOTE N--CONVERSION TO STOCK OWNERSHIP

On September 24, 1998, the Board of Directors of the Bank adopted a plan of conversion pursuant to which the Bank converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank with the concurrent formation of the holding company which acquired all of the common stock of the Bank. On March 31, 1999, the Company sold 559,000 shares of common stock at $10 per share to eligible purchasers, including depositors of the Bank. Total proceeds from the conversion, after deducting conversion expenses of $608,237 were $4,981,763 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition. The Company utilized $2,490,252 of the net proceeds to acquire all of the common stock of the Bank. The Company is also authorized to issue 1,000,000 shares of $.01 par value preferred stock. At September 30, 2001, no shares of preferred stock had been issued.

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

NOTE O--FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No, 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of estimated fair value for financial instruments held by the Company. Fair value estimates of the Company's financial instruments as of September 30, 2001 and 2000, including methods and assumptions utilized, are set forth below.

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

In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Also, the fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The amounts at September 30, 2001 and 2000, are as follows:

                                                                              2001                              2000
                                                                   ----------------------------------------------------------
                                                                   Carrying            Fair          Carrying            Fair
                                                                    Amount            Value           Amount            Value
                                                                   ----------------------------------------------------------
                                                                                      (Dollars in thousands)
ASSETS

  Cash and due from depository institutions                        $ 4,185          $ 4,185          $ 3,792          $ 3,792
  Investment securities available-for-sale                           6,036            6,036            8,870            8,870
  Investment securities held-to-maturity                               900              912            7,427            7,217
  Mortgage-backed securities held-to-maturity                        6,970            7,061            3,099            3,008
  Stock in FHLB                                                        427              427              403              403
  Loans receivable, net                                             49,901           50,042           44,529           44,397
  Accrued interest receivable                                          538              538              600              600

LIABILITIES

  Transaction accounts                                              13,085           13,085           11,793           11,793
  Certificates of deposit                                           47,650           48,119           44,591           44,228
  Advances from FHLB                                                    --               --            4,250            4,250
  Advances from borrowers for property taxes
   and insurance                                                        55               55               51               51

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

                                                                                                       September 30
                                                                                                   2001             2000
                                                                                              ------------------------------
CONDENSED BALANCE SHEET

ASSETS

Cash and cash equivalents                                                                     $   382,696      $   358,296
ESOP note receivable                                                                              365,347          400,038
Investment in subsidiary                                                                        8,312,471        8,459,542
Due from subsidiary                                                                                79,195           51,815
Deferred taxes                                                                                      4,280            8,580
                                                                                              -----------      -----------
                                                                             TOTAL ASSETS     $ 9,143,989      $ 9,278,271
                                                                                              ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued liabilities                                                                           $     7,957      $    15,690
Stockholders' equity                                                                            9,136,032        9,262,581
                                                                                              -----------      -----------
                                               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 9,143,989      $ 9,278,271
                                                                                              ===========      ===========

                                                                                                 Year Ended September 30
                                                                                                   2001             2000
                                                                                              ----------------------------
CONDENSED STATEMENT OF INCOME

Interest Income                                                                               $    58,686      $    76,821
Expenses                                                                                          155,951          161,367
                                                                                              -----------      -----------
                                                                    LOSS BEFORE EQUITY IN
                                                     UNDISTRIBUTED EARNINGS OF SUBSIDIARY         (97,265)         (84,546)

Equity in undistributed earnings of subsidiary                                                    174,977          230,611
                                                                                              -----------      -----------
                                                               INCOME BEFORE INCOME TAXES          77,712          146,065
Income tax benefit                                                                                (20,900)         (24,300)
                                                                                              -----------      -----------
                                                                               NET INCOME     $    98,612      $   170,365
                                                                                              ===========      ===========

                                                                                                    Year Ended September 30
                                                                                                     2001             2000
                                                                                                ----------------------------
CONDENSED STATEMENT OF CASH FLOWS

Cash flows from operating activities
   Net income                                                                                   $    98,612      $   170,365
   Adjustments to reconcile net income
    to net cash provided by operating activities
     Equity in income of the subsidiary                                                            (174,977)        (230,611)
     Deferred income taxes                                                                            4,300           (8,580)
     Stock options exercised                                                                          1,886               --
     Amortization of SBIP                                                                            49,614           22,920
     Change to assets and liabilities
      increasing (decreasing) cash flows
       Due from subsidiary                                                                          (27,380)         (51,815)
       Increase (decrease) in accrued liabilities                                                    (7,733)          (1,709)
                                                                                                -----------      -----------
                                                    NET CASH USED IN OPERATING ACTIVITIES           (55,678)         (99,430)

Cash flows from financing activities
   Payments of dividends to shareholders                                                           (130,172)        (139,041)
   Payments of dividends from subsidiary                                                            600,000               --
   Proceeds from exercise of stock options                                                           12,485               --
   Purchase of treasury stock                                                                      (436,926)      (1,516,429)
   Principal collected from ESOP                                                                     34,691           32,040
                                                                                                -----------      -----------
                                      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES            80,078       (1,623,430)
                                                                                                -----------      -----------
                                                                  NET INCREASE (DECREASE)
                                                             IN CASH AND CASH EQUIVALENTS            24,400       (1,722,860)

Cash and cash equivalents at beginning of period                                                    358,296        2,081,156
                                                                                                -----------      -----------
                                               CASH AND CASH EQUIVALENTS AT END OF PERIOD       $   382,696      $   358,296
                                                                                                ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for Income Tax                                                                        $        --      $       374
                                                                                                ===========      ===========

Noncash investing and financing activities are as follows:
  Allocation of SBIP shares of common stock                                                     $        --      $   279,500
                                                                                                ===========      ===========

DIRECTORS AND OFFICERS


OFFICERS                                  DIRECTORS

PFSB BANCORP, INC.                        PFSB BANCORP, INC.
AND PALMYRA SAVINGS                       AND PALMYRA SAVINGS

Eldon R. Mette                            L. Edward Schaeffer
President and Chief Executive Officer     Chairman of the Board
                                          Owner, Schaeffer Blacksmith Shop
Ronald L. Nelson                          And Retired Postal Employee
Chief Financial Officer,
Vice President, Treasurer and Secretary   Eldon R. Mette
                                          President and Chief Executive Officer

                                          Mark K. Bross
                                          CFO, Chester Bross Construction Co.

                                          Steve W. Lewis
                                          Mortician and Partner
                                          Lewis Brothers Funeral Chapel, Inc.

                                          James D. Lovegreen
                                          Owner, Lovegreen Motor Co.

                                          Robert M. Dearing
                                          Farmer - Stockman

                                          Albert E. (Jerry) Davis
                                          Retired Businessman

                              CORPORATE INFORMATION


MAIN OFFICE                               SPECIAL COUNSEL

123 W. Lafayette                          Muldoon Murphy & Faucette LLP
Palmyra, Missouri 63461-0072              Washington, D.C. 20016
Telephone (573) 769-2134

BRANCH LOCATIONS                          INDEPENDENT AUDITORS

600 Washington St.                        Moore, Horton & Carlson, P.C.
Canton, Missouri 63435-0309               510 South Muldrow
                                          Mexico, Missouri 65265
180 S. Johnson St.
Kahoka, Missouri 63445-0029

STOCKHOLDERS' INFORMATION

The Annual Meeting of Stockholders will be held at the main office of Palmyra Savings, 123 West Lafayette Street, Palmyra, Missouri, on January 24, 2002, at 2:00 p.m., Central Time.


SHAREHOLDER AND GENERAL INQUIRIES      TRANSFER AGENT

Ronald L. Nelson                       Registrar and Transfer Company
PFSB Bancorp, Inc.                     10 Commerce Drive
123 West Lafayette Street              Cranford, New Jersey 07016-3572
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